Exhibit 10.3

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of February 11, 2020

among

ONE WATER ASSETS & OPERATIONS, LLC,
SINGLETON ASSETS & OPERATIONS, LLC,
LEGENDARY ASSETS & OPERATIONS, LLC,
SOUTH FLORIDA ASSETS & OPERATIONS, LLC,
MIDWEST ASSETS & OPERATIONS, LLC,
BOSUN’S ASSETS & OPERATIONS, LLC,
and
SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC,

as the Companies,

ONE WATER MARINE HOLDINGS, LLC,
ONEWATER MARINE INC.,
and
CERTAIN SUBSIDIARIES OF SUCH PERSONS,

as Guarantors,

VARIOUS LENDERS,

and

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,

as Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent and Lead Arranger

$110,000,000 Senior Secured Credit Facilities

4.5.	Governmental Consents	91
4.6.	Binding Obligation	91
4.7.	Historical Financial Statements	91
4.8.	Projections	92
4.9.	No Material Adverse Change	92
4.10.	No Restricted Junior Payments	92
4.11.	Adverse Proceedings	92
4.12.	Payment of Taxes	92
4.13.	Properties	93
4.14.	Environmental Matters	94
4.15.	No Defaults	94
4.16.	Material Contracts	95
4.17.	Governmental Regulation	95
4.18.	Federal Reserve Regulations; Exchange Act	95
4.19.	Employee Matters	95
4.20.	Employee Benefit Plans	96
4.21.	Certain Fees	96
4.22.	Solvency	96
4.23.	Compliance with Statutes, etc	96
4.24.	Disclosure	97
4.25.	Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc	98

Section 5.	AFFIRMATIVE COVENANTS	98

5.1.	Financial Statements and Other Reports	98
5.2.	Existence	103
5.3.	Payment of Taxes and Claims	103
5.4.	Maintenance of Properties	103
5.5.	Insurance	104
5.6.	Books and Records; Inspections	104
5.7.	Lenders Meetings	104
5.8.	Compliance with Laws	104
5.9.	Environmental	105
5.10.	Additional Guarantors	106
5.11.	Additional Locations and Material Real Estate Assets	107
5.12.	Intellectual Property	108
5.13.	Further Assurances	108
5.14.	Miscellaneous Covenants	108
5.15.	Post-Closing Matters	109

Section 6.	NEGATIVE COVENANTS	109

6.1.	Indebtedness	109
6.2.	Liens	111
6.3.	Equitable Lien	113
6.4.	No Further Negative Pledges	113

6.5.	Restricted Junior Payments	113
6.6.	Restrictions on Subsidiary Distributions	115
6.7.	Investments	115
6.8.	Financial Covenants	116
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	118
6.10.	Disposal of Subsidiary Interests	118
6.11.	Sales and Lease Backs	119
6.12.	Transactions with Shareholders and Affiliates	119
6.13.	Conduct of Business; Foreign Subsidiaries	119
6.14.	Permitted Activities of PubCo Holdings Group and Holdings	120
6.15.	Amendments or Waivers with Respect to Floorplan Financings	121
6.16.	Amendments or Waivers with Respect to Certain Indebtedness	121
6.17.	Fiscal Year; Accounting Policies	121
6.18.	Amendments to Organizational Agreements and Material Contracts	121
6.19.	Prepayments of Certain Indebtedness	122
6.20.	Certain Consumer Matters	122
6.21.	Use of Proceeds	122

Section 7.	GUARANTY	122

7.1.	Guaranty of the Obligations	122
7.2.	Contribution by Guarantors	123
7.3.	Payment by Guarantors	123
7.4.	Liability of Guarantors Absolute	123
7.5.	Waivers by Guarantors	125
7.6.	Guarantors’ Rights of Subrogation, Contribution, etc	126
7.7.	Subordination of Other Obligations	127
7.8.	Continuing Guaranty	127
7.9.	Authority of Guarantors or the Companies	127
7.10.	Financial Condition of the Companies	127
7.11.	Bankruptcy, etc	127
7.12.	Discharge of Guaranty Upon Sale of Guarantor	128
7.13.	Keepwell	128

Section 8.	EVENTS OF DEFAULT	129

8.1.	Events of Default	129

Section 9.	AGENTS	132

9.1.	Appointment of Agents	132
9.2.	Powers and Duties	133
9.3.	General Immunity	133
9.4.	Agents Entitled to Act as Lender	135
9.5.	Lenders’ Representations, Warranties and Acknowledgment	135
9.6.	Right to Indemnity	137
9.7.	Successor Administrative Agent and Collateral Agent	137

9.8.	Collateral Documents and Guaranty	139
9.9.	Withholding Taxes	141
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	141

Section 10.	MISCELLANEOUS	142

10.1.	Notices	142
10.2.	Expenses	144
10.3.	Indemnity and Related Reimbursement	145
10.4.	Set Off	146
10.5.	Amendments and Waivers	147
10.6.	Successors and Assigns; Participations	150
10.7.	Independence of Covenants	154
10.8.	Survival of Representations, Warranties and Agreements	154
10.9.	No Waiver; Remedies Cumulative	155
10.10.	Marshalling; Payments Set Aside	155
10.11.	Severability	155
10.12.	Obligations Several; Actions in Concert	156
10.13.	Headings	156
10.14.	APPLICABLE LAW	156
10.15.	CONSENT TO JURISDICTION	156
10.16.	WAIVER OF JURY TRIAL	157
10.17.	Confidentiality	157
10.18.	Usury Savings Clause	158
10.19.	Effectiveness; Counterparts	159
10.20.	Entire Agreement	159
10.21.	Intercreditor Agreement	159
10.22.	PATRIOT Act	159
10.23.	Electronic Execution of Assignments and Credit Documents	159
10.24.	No Fiduciary Duty	160
10.25.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	160
10.26.	Amendment and Restatement	161
10.27.	Exiting Lender Consents	161
10.28.	Acknowledgment Regarding Any Supported QFCs	161

APPENDICES:

A-1	Revolving Commitments
A-2	Multi-Draw Term Loan Commitments
B	Notice Addresses

SCHEDULES:

1.1(a)	Certain Material Real Estate Assets
1.1(b)	Closing Date EBITDA Adjustments
3.1(h)	Closing Date Mortgaged Properties
4.1	Jurisdictions of Organization and Qualification
4.2	Capital Stock and Ownership
4.13(b)	Real Estate Assets
4.13(c)	Intellectual Property
4.16	Material Contracts
4.20	Employee Benefit Plans
5.15	Post Closing Matters
6.1	Certain Indebtedness
6.1(k)	Approved Subordinated Debt Documents
6.2	Certain Liens
6.7	Certain Investments
6.11	Existing Sale and Lease Back Transactions
6.12	Certain Affiliate Transactions
6.14	Permitted Activities of PubCo and Holdings

EXHIBITS:

A-1	Funding Notice
A-2	Conversion/Continuation Notice
B	Letter of Direction
C	Compliance Certificate
D	Assignment Agreement
E-1	U.S. Tax Compliance Certificate (Foreign Non-Partnership Lenders)
E-2	U.S. Tax Compliance Certificate (Foreign Non-Partnership Participants)
E-3	U.S. Tax Compliance Certificate (Foreign Partnership Participants)
E-4	U.S. Tax Compliance Certificate (Foreign Partnership Lenders)
F-1	Closing Date Certificate
F-2	Solvency Certificate
G	Counterpart Agreement
H	[Reserved]
I	Intercompany Note and Subordination
J	Joinder Agreement

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of February 11, 2020, is entered into by and among ONE WATER ASSETS & OPERATIONS, LLC, a Delaware limited liability company (“OWAO”), SINGLETON ASSETS & OPERATIONS, LLC, a Georgia limited liability company (“Singleton”), LEGENDARY ASSETS & OPERATIONS, LLC, a Florida limited liability company (“Legendary”), SOUTH FLORIDA ASSETS & OPERATIONS, LLC, a Florida limited liability company (“South Florida”), MIDWEST ASSETS & OPERATIONS, LLC, a Delaware limited liability company (“Midwest”), BOSUN’S ASSETS & OPERATIONS, LLC, a Delaware limited liability company (“BAO”), SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC, a Delaware limited liability company (“South Shore”), and certain other Subsidiaries of PubCo, as Companies, ONE WATER MARINE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), ONEWATER MARINE INC., a Delaware corporation (“PubCo”) and certain Subsidiaries of PubCo and Holdings, as Guarantors, the Lenders party hereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”) for the Lenders, and the undersigned Exiting Lender (as defined below).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, in connection with the initial public offering of PubCo, the parties hereto desire to refinance certain credit facilities made available to the Companies pursuant to that certain Credit and Guaranty Agreement dated as of October 28, 2016 (as amended, the “Prior Credit Agreement”), by and among Holdings, the Companies, GSSLG and the lenders party thereto;

WHEREAS, Lenders have agreed to extend certain credit facilities to the Companies, in an aggregate amount not to exceed $110,000,000, consisting of up to $10,000,000 aggregate principal amount of Revolving Commitments and $100,000,000 aggregate principal amount of Multi-Draw Term Loan Commitments, the proceeds of which will be used to (a) with respect to Multi-Draw Term Loans, (i) refinance the Existing Indebtedness and Indebtedness under the Prior Credit Agreement, (ii) consummate the OWAO Preferred Redemption, (iii) pay fees and expenses in connection with the Transactions and (iv) fund Permitted Acquisitions, and (b) with respect to Revolving Loans, provide for (i) the ongoing working capital requirements of the Companies and (ii) general corporate purposes of Holdings and its Subsidiaries;

WHEREAS, the Companies have agreed to secure all of the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of their assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries;

WHEREAS, Guarantors have agreed to guarantee the Obligations and to secure the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries (including the Companies); and

WHEREAS, subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Prior Credit Agreement in its entirety in the form of this Agreement to (a) reflect the initial public offering of PubCo and the transactions contemplated thereby and (b) amend certain terms of the Prior Credit Agreement in certain respects as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1.         Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” means the acquisition of, by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures, in each case in the ordinary course of business), the business, all or substantially all of the property or assets of, or a majority of the Capital Stock or other evidence of beneficial ownership of, any Person, any division or line of business, or any other business unit of any Person.

“Acquisition Consideration” means, with respect to any Permitted Acquisition, the aggregate purchase consideration for such Permitted Acquisition and all other payments by PubCo or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Permitted Acquisition, whether paid in cash, by issuance of a note, or by exchange of Capital Stock or of other assets or otherwise , and, in each case, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, and whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, Earn Out Obligations, Seller Financing Indebtedness, and agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow, profits or other performance (or the like) of any Person or business.  For purposes of this Agreement, any such consideration not consisting of Cash paid or payable upon the closing of any such Permitted Acquisition shall be valued at (a) the principal amount thereof in the case of notes or other debt Securities, (b) the stated amount thereof in the case of fixed post-closing installments or similar Seller Financing Indebtedness obligations, (c) the maximum payout amount in the case of any capped Earn Out Obligations or similar deferred contingent payment obligations, and (d) in the case of any other consideration, including non-Cash consideration not described in any other clause of this sentence, the reasonably estimable fair market value thereof (as determined in good faith by the applicable Chief Financial Officer).

“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBO Rate Loan, the greater of (x) 1.50% per annum, and (y) the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page that displays such rate) or on the appropriate page of any other information service that publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date (the rate referenced in this clause (a), the “Eurodollar Screen Rate”), or (b) in the event the Eurodollar Screen Rate is not available, the rate per annum equal to the offered rate, truncated at five decimal digits, that is set forth on or in such other available quotation page or service as is acceptable to Administrative Agent in its sole discretion and that provides an average ICE Benchmark Administration Limited Interest Settlement Rate or another London interbank offered rate administered by any other Person that takes over the administration of such rate for deposits (for delivery on the first day of the relevant period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available or if such information, in the reasonable judgment of Administrative Agent, shall cease to accurately reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adjustment Event” as defined in the definition of Applicable Margin.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the Knowledge of any Credit Party or any of its Subsidiaries, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.16(c).

“Affected Loans” as defined in Section 2.16(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the current power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of members of the Board of Directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.  Notwithstanding anything in this definition to the contrary, neither GSSLG nor any of its affiliates shall be considered an “Affiliate” of any Credit Party or any Subsidiary of any Credit Party.

“Agent” means each of Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent and any other Person appointed as an agent, arranger, bookrunner or similar title or capacity under or otherwise in connection with the Credit Documents.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.15.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Amended and Restated Credit and Guaranty Agreement.

“Anti-Corruption and Anti-Bribery Laws” means any and all requirements of law related to anti-bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism and Anti-Money Laundering Laws” means any and all requirements of law related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V).

“Applicable Margin” means (i) with respect to Loans that are LIBO Rate Loans, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending March 31, 2021, the greater of (x) a percentage, per annum, determined by reference to the Senior Leverage Ratio in effect from time to time as set forth below and (y) 6.50%, per annum; and (b) thereafter, a percentage, per annum, determined by reference to the Senior Leverage Ratio in effect from time to time as set forth below:

Tier	Senior Leverage Ratio	Applicable Margin for Loans
1	Greater than or equal to 1.50:1.00	7.00%
2	Less than 1.50:1.00 and greater than or equal to 1.00:1.00	6.50%
3	Less than 1.00:1.00	5.50%

and (ii) with respect to any Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for LIBO Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum.  The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis upon the occurrence of each Adjustment Event and shall not increase or decrease between Adjustment Events except as otherwise expressly set forth herein.  With respect to changes in the Applicable Margin resulting from the delivery of the applicable financial statements and a Compliance Certificate calculating the Senior Leverage Ratio pursuant to Section 5.1(b), (c) or (d) (each such delivery an “Adjustment Event”) no change in the Applicable Margin shall be effective until the Business Day immediately following the date on which Administrative Agent shall have received such documents.  At any time when an Event of Default has occurred and is continuing or the Company Representative has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(b), (c) or (d) or the Compliance Certificate, as applicable, the Applicable Margin, at Administrative Agent’s election, shall be determined as if the Senior Leverage Ratio were at Tier 1 as set forth in the table above.  Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Section 5.1(b), (c) or (d) or the calculation of the Senior Leverage Ratio as set forth in the corresponding Compliance Certificate, as applicable, delivered in connection with an Adjustment Event is incorrect in any manner and such financial statements or other information, if correct, would have led to the application of a higher Applicable Margin for any period (the “Applicable Period”), then (x) the Company Representative or any other Credit Party shall immediately deliver to Administrative Agent and Lenders corrected financial statements or other corrected information for such Applicable Period, (y) Administrative Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and (z) upon notice thereof to the Company Representative, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question.  Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.8 or Section 8.

“Applicable Reserve Requirement” means, at any time, for any LIBO Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities that includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets that include LIBO Rate Loans. A LIBO Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on LIBO Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Approved Floorplan Financing” means any floorplan inventory financing that is provided to any of the Companies (other than OWAO) pursuant to Approved Floorplan Financing Documents and is permitted under Section 6.1(l).

“Approved Floorplan Financing Documents” means, collectively or individually as the context requires, (i) that certain Sixth Amended and Restated Inventory Financing Agreement dated as of the Closing Date, by and among Wells Fargo Commercial Distribution Finance, LLC and the Companies, and each other “Loan Document” under and as defined therein, in each case as in effect on the Closing Date; (ii) any amendments, restatements, supplements, consents, waivers or other modifications to any of the documents described in clause (i) of this definition in accordance with this Agreement and (iii) the definitive documentation of any new floorplan inventory financing, including any refinancing or replacement of any existing Approved Floorplan Financing, in each case under this clause (iii) to the extent permitted under Section 6.1(l) and consented to by Administrative Agent.

“Approved Subordinated Debt” means any Indebtedness and other obligations of any Credit Parties under any Approved Subordinated Debt Documents that is permitted under Section 6.1(k).

“Approved Subordinated Debt Cap” means, at any time, an amount determined as the product of (i) 0.50 multiplied by (ii) Consolidated Adjusted EBITDA as of the last day of the most recently ended month for which financial statements have been or were required to be delivered pursuant to Section 5.1(a).

“Approved Subordinated Debt Documents” means, collectively or individually as the context requires, (i) the definitive documentation (solely to the extent that the terms and conditions of such definitive documentation are permitted under Section 6.1(k)) of any Indebtedness or other obligations of any Credit Party as of the Closing Date consisting of Seller Financing Indebtedness, Earn Out Obligations or Disqualified Capital Stock in respect of Permitted Acquisitions, in each case, as described on Schedule 6.1(k), (ii) any amendments, restatements, supplements, consents, waivers or other modifications to any of the definitive documentation described on Schedule 6.1(k) in accordance with this Agreement and (iii) the definitive documentation of any other Indebtedness or other obligations of any Credit Parties consisting of Seller Financing Indebtedness, Earn Out Obligations or Disqualified Capital Stock in respect of Permitted Acquisitions, in each case, under this clause (iii) to the extent that the terms and conditions of such definitive documentation are permitted under Section 6.1(k) and are consented to by Administrative Agent in its reasonable discretion.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including through a plan of division), exclusive license (as licensor or sublicensor), or other disposition to, or any exchange of property with, any Person (other than to or with the Companies or any Credit Party that is a Wholly-Owned Guarantor Subsidiary of Holdings), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of its Subsidiaries’ respective businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased, or licensed, including the Capital Stock of any of PubCo’s Subsidiaries, other than inventory sold or leased to non-Affiliate customers in the ordinary course of business.  For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts and (y) the early termination or modification of any contract resulting in the receipt by any Credit Party’s or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto).

“Asset Sale Reinvestment Amounts” as defined in Section 2.12(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person that is an entity, any duly authorized individual Natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, vice president, Chief Financial Officer, treasurer, or, if approved by Administrative Agent, any other officer position with similar authority; provided, that the secretary or assistant secretary of such Person, or another officer of such Person reasonably satisfactory to Administrative Agent, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Authorized Officer.

“Availability” means, at any time of determination with respect to the Revolving Commitments or the Multi-Draw Term Loan Commitments, as the case may be, the lesser of:

(a)         with respect to any Class of Commitments, an amount equal to the lesser of (i) the aggregate amount of undrawn Commitments of such Class and (ii) the difference of (A) the Maximum Credit Amount less (B) the aggregate outstanding principal (or equivalent) balance of Consolidated Total Debt (including any outstanding Loans and any other Indebtedness that will be incurred simultaneously with or on the same date as such Credit Extension but excluding any Approved Floorplan Financing, any Indebtedness under any Approved Subordinated Debt, and any Deferred TRA Obligations) at such time; and

(b)         with respect to all Commitments, an amount equal to the lesser of (i) the aggregate amount of undrawn Commitments of all Classes, and (ii) the difference of (A) the Maximum Credit Amount less (B) the aggregate outstanding principal (or equivalent) balance of Consolidated Total Debt (including any outstanding Loans and any other Indebtedness that will be incurred simultaneously with or on the same date as such Credit Extension but excluding any Approved Floorplan Financing, any Indebtedness under any Approved Subordinated Debt and any Deferred TRA Obligations) at such time.

Availability shall be computed (A) giving pro forma effect to all Credit Extensions proposed to be made on the relevant date of determination and (B) including pro forma adjustments to Consolidated Adjusted EBITDA for any Subject Transaction in accordance with the definition of Consolidated Adjusted EBITDA.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code.

“BAO” as defined in the preamble.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (iii) the sum of (a) Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) that would be payable on such day for a LIBO Rate Loan with a one-month Interest Period plus (b) the difference between the Applicable Margin for LIBO Rate Loans and the Applicable Margin for Base Rate Loans, and (iv) 4.50%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark Delayed Discontinuance Event” means the occurrence of one or more of the following events with respect to the Adjusted LIBO Rate: (1) a public statement or publication of information by or on behalf of the administrator of the Adjusted LIBO Rate announcing that such administrator will cease at a future date to provide the Adjusted LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBO Rate, a resolution authority with jurisdiction over the administrator for the Adjusted LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBO Rate, which states that the administrator of the Adjusted LIBO Rate will cease to provide the Adjusted LIBO Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate; or (3) a public statement or publication of information by the administrator of the Adjusted LIBO Rate that it will invoke, permanently or indefinitely, its insufficient submissions policy.

“Benchmark Discontinuance Event” means a Benchmark Delayed Discontinuance Event or a Benchmark Immediate Discontinuance Event.

“Benchmark Immediate Discontinuance Event” means (1) a public statement by the regulatory supervisor for the administrator of the Adjusted LIBO Rate or any Governmental Authority having jurisdiction over Administrative Agent announcing that the Adjusted LIBO Rate is no longer representative or may no longer be used; (2) a public statement or publication of information by or on behalf of the administrator of the Adjusted LIBO Rate announcing that such administrator has ceased to provide the Adjusted LIBO Rate, permanently or indefinitely, and there is no successor administrator that will continue to provide the Adjusted LIBO Rate; (3) a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBO Rate, a resolution authority with jurisdiction over the administrator for the Adjusted LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBO Rate, which states that the administrator of the Adjusted LIBO Rate has ceased to provide the Adjusted LIBO Rate permanently or indefinitely, and there is no successor administrator that will continue to provide the Adjusted LIBO Rate; (4) the Adjusted LIBO Rate is not published by the administrator of the Adjusted LIBO Rate for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of the Adjusted LIBO Rate or by the regulatory supervisor for the administrator of the Adjusted LIBO Rate; (5) a public statement or publication of information by the administrator of the Adjusted LIBO Rate that it has invoked, permanently or indefinitely, its insufficient submissions policy; or (6) a Benchmark Delayed Discontinuance Event has occurred and the Adjusted LIBO Rate event about which a public statement or publication of information is made giving rise to such Benchmark Delayed Discontinuance Event has actually occurred or transpired.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent and Lender.

“Benefit Plan” means any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, (i) with respect to any corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (iii) with respect to a limited liability company, the manager, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (iv) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.

“Business Day” means (i) any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York, or the State of Texas or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any LIBO Rate Loans, the term “Business Day” means any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (subject to Section 1.2), is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” means, as applied to any Person that is a lessee under any Capital Lease, that portion of obligations under such Capital Lease that is properly classified as a liability on a balance sheet in conformity with GAAP (subject to Section 1.2).

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profits interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections 3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Companies and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the U.S. Federal Government, or (b) issued by any agency of the U.S., the obligations of which are backed by the full faith and credit of the U.S. and mature within one year after such date; (ii) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year  after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000; and (iv) shares of any money market mutual fund that (a) has at least 90% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above,  and (b) has the highest rating obtainable from both S&P and Moody’s.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,(x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time after the date hereof, (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) (a) shall have acquired current beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of PubCo or (b) shall have obtained the current power (whether or not exercised) to elect a majority of the members of the Board of Directors of PubCo, (ii) a majority of the Board of Directors of PubCo shall cease to constitute Continuing Directors, (iii) the PubCo Holdings Group shall cease to beneficially own and control, directly or indirectly, at least the percentage on a fully diluted basis of economic and voting interests in Holdings it owns and controls as of the Closing Date (as such percentage may be reduced in connection with a Permitted Acquisition with the consent of Requisite Lenders and Administrative Agent) or cease to have power to elect a majority of the members of the Board of Directors of Holdings; (iv) Holdings shall cease to beneficially own and control, directly or indirectly, 100% of the common membership interests in OWAO, (v) OWAO shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each other Company (except as permitted by Section 6.9); (vi) any “change of control” or similar event under the Approved Floorplan Financing or any Approved Subordinated Debt Documents shall occur; and (vii) a Change of Control (as defined in the Tax Receivable Agreement) shall have occurred.

“Chief Financial Officer” means, as applied to any Person that is an entity, any duly authorized individual Natural Person holding the position of chief financial officer or, if approved by Administrative Agent, any other officer position with similar financial responsibility; provided, that the secretary or assistant secretary of such Person, or another officer of such Person satisfactory to Administrative Agent, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Authorized Officer.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a)  Lenders having Multi-Draw Term Loan Exposure, (b) Lenders having Revolving Exposure, and (c) Lenders having New Multi-Draw Term Loan Exposure of each applicable Series, (ii) with respect to Loans, each of the following classes of Loans:  (a) Multi-Draw Term Loans,  (b) Revolving Loans, and (c) each Series of New Multi-Draw Term Loans, and (iii) with respect to Commitments, each of the following classes of Commitments: (a) Multi-Draw Term Loan Commitments, (b) Revolving Commitments, and (c) New Multi-Draw Term Loan Commitments.

“Closing Date” means February 11, 2020.

“Closing Date Certificate” means a certificate dated as of the Closing Date and substantially in the form of Exhibit F-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(h)(i).

“Closing Date Multi-Draw Term Loan” as defined in Section 2.1(d).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Landlord Consent and Estoppels, any Intellectual Property Security Agreements and all other instruments, documents and agreements that are expressly designated pursuant to their terms to be “Collateral Documents” or are otherwise executed and delivered by or on behalf of any Credit Party or any other Person pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a collateral questionnaire or perfection certificate in form satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment, Multi-Draw Term Loan Commitment, or, if applicable, New Multi-Draw Term Loan Commitment, and “Commitments” means such commitments of all Lenders.

“Company” or Companies” means, individually or collectively, as the context may require, each Person that is a party to this Agreement as a borrower from time to time, including, as of the Closing Date, OWAO, Singleton, Legendary, South Florida, Midwest, BAO, and South Shore.

“Company Representative” as defined in Section 2.23.

“Compliance Certificate” means a certificate of the Chief Financial Officer of Company Representative substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for PubCo and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income plus (ii) in each case to the extent reducing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) Consolidated Interest Expense, plus (b) provisions for taxes based on income, plus (c) total depreciation expense, plus (d) total amortization expense, plus (e) other non‑Cash charges reducing Consolidated Net Income (excluding any such non‑Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (f) total rent expense, plus (g) Permitted Add-Backs, minus (iii) in each case to the extent increasing Consolidated Net Income, the sum, without duplication of the amounts for such period of (a) other non‑Cash gains increasing Consolidated Net Income for such period (excluding any such non‑Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (b) interest income, plus (c) other non-ordinary course income, plus (d) rent expense paid in cash plus (e) interest paid in cash under any Approved Floorplan Financing Document.

Notwithstanding the foregoing or anything to the contrary in this Agreement:

(i)         for all purposes other than for purposes of calculating Consolidated Excess Cash Flow, any calculation of Consolidated Adjusted EBITDA from and after the closing date of the SunTrust Leaseback shall include an adjustment reducing Consolidated Adjusted EBITDA by the “run rate” additional cash rent expense that would have accrued during the relevant period if the SunTrust Leaseback was closed at the beginning of such period;

(ii)          with respect to any Fiscal Month set forth on Schedule 1.1(b), the Consolidated Adjusted EBITDA for such Fiscal Month shall be the amount set forth opposite thereto on Schedule 1.1(b);

(iii)       for purposes of “annualizing” any calculation of Consolidated Adjusted EBITDA under this Agreement, no add-backs, adjustments or other income or gain items that are in the nature of “one-time” or “non-recurring” items or are otherwise made in respect of transactions, events, or circumstances that are not expected to recur in future periods may not be “annualized” unless approved by Administrative Agent in its sole discretion; and

(iv)         with respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 6.8 or any other calculation herein using Consolidated Adjusted EBITDA (other than for purposes of calculating Consolidated Excess Cash Flow) Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (which pro forma adjustment (excluding any pro forma adjustment made with respect to Permitted Acquisitions within the meaning of clause (a) of the definition thereof) may only be included in determining such compliance to the extent approved by Administrative Agent in its sole discretion) with respect to (A) the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of PubCo and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period) and (B) other pro forma adjustments certified in good faith by a Chief Financial Officer of the Company Representative or the Companies and approved by Administrative Agent in its sole discretion.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of PubCo and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or similar items”, or that should otherwise be capitalized, as reflected in the consolidated statement of cash flows of PubCo and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any paid-in-kind interest, any amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements to the extent categorized as interest expense pursuant to GAAP.

“Consolidated Current Assets” means, as at any date of determination, the total assets of PubCo and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of PubCo and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for PubCo and its Subsidiaries on a consolidated basis equal to:

(i)          the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) to the extent deducted in the calculation Consolidated Adjusted EBITDA (1) interest income, plus (2) other non-ordinary course income (excluding any gains or losses attributable to Asset Sales), plus (c) the Consolidated Working Capital Adjustment; minus

(ii)        the sum, without duplication, of the amounts for such period paid from Internally Generated Cash of (a) to the extent permitted hereunder, voluntary prepayments and scheduled payments (but not, for the avoidance of doubt, mandatory prepayments) of Consolidated Total Debt (including cash payments with respect to interest accrued at the PIK Rate that has been capitalized as principal, but excluding (x) repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments and (y) repayments of the Approved Floorplan Financing), plus (b) Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.12, (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.12, and (z) any proceeds of related financings with respect to such expenditures), plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of PubCo and its Subsidiaries and payable in cash with respect to such period (and, without duplication, Permitted Tax Distributions payable in cash with respect to such period), plus (e) Restricted Junior Payments made in cash, plus (f) Permitted Add-Backs, plus (g) Permitted TRA Payments.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for PubCo and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense (excluding amounts included in Consolidated Interest Expense consisting of amortization of deferred financing costs), (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Maintenance Capital Expenditures and (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP (including Permitted Tax Distributions made during such period).  Notwithstanding the foregoing, with respect to any period during which a Subject Transaction has occurred, for purposes of determining compliance with the financial covenants set forth in Section 6.8(a) the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (which pro forma adjustment (excluding any pro forma adjustment made with respect to Permitted Acquisitions within the meaning of clause (a) of the definition thereof) may only be included in determining such compliance to the extent approved by Administrative Agent in its sole discretion) with respect to (A) the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of PubCo and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period) and (B) other pro forma adjustments certified in good faith by a Chief Financial Officer of the Company Representative or the Companies and approved by Administrative Agent in its sole discretion.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of PubCo and its Subsidiaries determined on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, (i) any amounts referred to in Section 2.9(d) payable on or before the Closing Date, and (ii) any interest expense attributable to any Approved Floorplan Financing.

“Consolidated Liquidity” means, at any time of determination, an amount determined for PubCo and its Subsidiaries on a consolidated basis equal to the sum of (i) Qualified Cash of PubCo and its Subsidiaries, plus (ii) Availability under the Revolving Commitments; provided that, at any time that the condition set forth in Section 3.2(a)(iv) cannot be satisfied as of such time, the Availability under the Revolving Commitments shall be deemed to be zero.

“Consolidated Maintenance Capital Expenditures” means, for any period, the aggregate of all Consolidated Capital Expenditures of PubCo and its Subsidiaries during such period to the extent such Consolidated Capital Expenditures are incurred to maintain existing property and equipment rather than to build or acquire new property and equipment or otherwise grow and expand the Credit Parties’ business. “Consolidated Maintenance Capital Expenditures” shall exclude amounts (including consideration) incurred pursuant to a Permitted Acquisition upon or after the closing thereof in accordance with the definitive purchase agreement for such Permitted Acquisition as approved by Administrative Agent.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of PubCo and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) in each case to the extent otherwise included in such net income (or loss) and without duplication: (a) the income (or loss) of any Person in which any Credit Party owns Capital Stock if such Person is not a Wholly-Owned Guarantor Subsidiary, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of PubCo or is merged into or consolidated with PubCo or any of its Subsidiaries or that Person’s assets are acquired by PubCo or any of its Subsidiaries, (c) the income of any Subsidiary of PubCo to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Debt” means Consolidated Total Debt excluding any Approved Subordinated Debt.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of PubCo and its Subsidiaries determined on a consolidated basis in accordance with GAAP (subject to Section 1.2).

“Consolidated Working Capital” means, as at any date of determination, the difference (which may be a negative number) of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the difference (which may be a negative number) of (i) Consolidated Working Capital as of the beginning of such period minus (ii) Consolidated Working Capital as of the end of such period.

“Consumer Finance Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any Affiliate thereof from time to time concerning or relating to consumer financial activities, including, without limitation, the brokering, soliciting, arranging, or making of loans or other financing transactions for the purchase of consumer goods and related products and services, and the soliciting, arranging, brokering, or underwriting of insurance products for consumers and the receipt of referral fees relating to insurance products.

“Continuing Directors” means the directors (or equivalent governing body) of PubCo on the Closing Date and each other director (or equivalent) of PubCo, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of PubCo is approved by at least 51% of the then Continuing Directors before giving effect to such approval.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Entity” means any Credit Party’s Controlled Affiliates. As used in this definition, “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Covered Party” has the meaning assigned to such term in Section 10.28.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Collateral Documents, the Fee Letter, the Intercreditor Agreement, and all other documents, certificates, instruments, including any promissory notes issued from time to time hereunder to evidence the Loans, or agreements that are expressly designated pursuant to their terms to be “Credit Documents” or are otherwise executed and delivered by or on behalf of a Credit Party or any other Person for the benefit of any Agent or any Lender in connection herewith, excluding the New Holdings Common Units and any other documents related solely thereto.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Companies, as borrowers, and each Guarantor.

“Customer Information” means any personally identifiable information any Company obtains from or about an individual Natural Person who is a prospective customer, current customer, or past customer of such Company or that otherwise is protected as “personal information” or the equivalent under applicable laws.

“Dealership Level Revenue” means, with respect to any dealership location of any Credit Party for any period, the total revenue attributed to such dealership for such period, calculated in a manner consistent with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.8.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means subject to Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Companies or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by Administrative Agent or the Company Representative, to confirm in writing to Administrative Agent and the Company Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Company Representative), or (d) has, or has a direct or indirect parent company that (i) has become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, trustee, conservator, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) has become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Company Representative and each Lender.

“Deferred TRA Obligations” means, at any time of determination, the amount of past-due obligations to pay accrued Permitted TRA Payments for which payment is deferred as contemplated in Section 4.3(b) of the Tax Receivable Agreement as in effect on the Closing Date.

“Deposit Account” means any “deposit account” as defined in Article 9 of the UCC.

“Director” means any Natural Person constituting the Board of Directors or an individual member thereof.

“Dispose” means, with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets.  For purposes of clarification, “Dispose” shall include (i) the sale or other disposition for value of any contracts, (ii) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification) or (iii) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)).

“Disqualified Capital Stock” means any Capital Stock, that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise,(ii) is redeemable at the option of the holder or beneficial owner thereof (in each case, other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part,(iii) provides for the scheduled payments of dividends, distributions or other Restricted Junior Payments in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement, or Capital Stock that would meet any of the conditions in clauses (i), (ii), or (iii) of this definition, in each case, prior to the date that is one hundred eighty days after the Latest Maturity Date.

“Distribution” as defined in Section 7.7.

“Documentation Agent” means GSSLG as the documentation agent hereunder.

“Dollars” and the sign “$” mean the lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“Earn Out Obligations” means any obligation or liability consisting of an earnout or similar deferred purchase price that is issued or otherwise incurred as consideration for any acquisition of any property.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country that is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (i) or clause (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments and, prior to the Multi-Draw Term Loan Commitment Termination Date, the Multi-Draw Term Loans and Multi-Draw Term Loan Commitments, (a) any Lender with Revolving Exposure, Multi-Draw Term Loan Exposure or any Affiliate (other than a Natural Person) of a Lender with Revolving Exposure or Multi-Draw Term Loan Exposure, (b) a commercial bank organized under the laws of the U.S., or any state thereof, and having total assets in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and that has total assets in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the U.S., and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $100,000,000, (ii) in the case of the Multi-Draw Term Loans following the Multi-Draw Term Loan Commitment Termination Date, provided that with respect to subclauses (b), (c), and (d) of this clause (i), Administrative Agent’s consent shall be required for any such Person to become a Lender or participant, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and extends credit or buys loans as one of its businesses,  provided that with respect to subclause (b) of this clause (ii), Administrative Agent’s consent shall be required for any such Person to become a Lender or participant, and (iii) any other Person (other than a Natural Person) approved by Administrative Agent and, solely to the extent no Default or Event of Default shall have occurred and then be continuing, the Company Representative (which consent of Company Representative shall not be unreasonably withheld or delayed and in any event, shall be deemed satisfied if Company Representative does not consent or object in writing to Administrative Agent with 5 Business Days of receiving notice thereof); provided, (x) neither (A) a Credit Party nor any Affiliate of a Credit Party nor (B) the Management Investors nor any Affiliate of any Management Investor shall, in any event, be an Eligible Assignee and (y) no Person owning or controlling any trade obligations or Indebtedness of any Credit Party other than the Obligations (including, but not limited to, any Approved Floorplan Financing and any Approved Subordinated Debt) or any Capital Stock of any Credit Party (in each case, other than Persons approved by Administrative Agent) shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to PubCo or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of PubCo or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of PubCo or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of PubCo or such Subsidiary and with respect to liabilities arising after such period for which PubCo or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by PubCo, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability to PubCo, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material liability on PubCo, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of PubCo, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by PubCo, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on PubCo, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against PubCo, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Credit Party at any time, any obligation (a “Swap Obligation”) of such Credit Party to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Existing Indebtedness” means, collectively, (a) all outstanding Earn Out Obligations, Seller Financing Indebtedness and other similar obligations outstanding and (b) any other existing Indebtedness of Holdings and its Subsidiaries outstanding immediately prior to the Closing Date, in each case, excluding (i) Indebtedness outstanding under the Approved Floorplan Financing Documents and the TCF Agreement, (ii) Indebtedness outstanding under ordinary course capital leases, purchase money indebtedness, equipment financings, real estate financings, letters of credit and surety bonds permitted under this Agreement; (iii) Indebtedness under the Prior Credit Agreement, which shall be deemed Obligations under this Agreement as and to the extent set forth herein, and (iv) existing outstanding Indebtedness of Holdings and its Subsidiaries as described on Schedule 6.1 hereto.

“Exiting Lender” as defined in Section 10.27.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

 “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any such agreements.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the next Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next Business Day, and (ii) if no such rate is so published on such next Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GSSLG or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the amended and restated letter agreement dated as of the Closing Date among the Credit Parties and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Chief Financial Officer of the Company Representative that, as of the date of such certification, such financial statements fairly present, in all material respects, the financial condition of PubCo and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, (i) with respect to any Lien purported to be created in any Collateral not consisting of Capital Stock pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and (ii) with respect to any Lien purported to be created in any Collateral consisting of Capital Stock, that such Lien is the highest priority Lien to which such Collateral is subject, other than any non-consensual Permitted Liens for Taxes, statutory obligations, or other obligations that arise and have higher priority by operation of law.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of PubCo and its Subsidiaries ending on September 30 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floorplan Collateral” as defined in the Intercreditor Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” as defined in Section 2.23.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Borrower” as defined in Section 2.23.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman” means Special Situations Investing Group II, LLC.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any government or any court, in each case whether associated with a state of the U.S., the U.S., or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GS” means, (a) GSSLG, and (b) any affiliate of Goldman, including GSSLG and its predecessors in interest, in each case solely to the extent such Person described in this definition is a Lender hereunder.

“GSSLG” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (i) each Company, to the extent that such Company is not already the primary obligor in respect of any Obligations, (ii) Holdings and each Subsidiary of Holdings (other than the Companies), (iii) PubCo and each Subsidiary of PubCo (other than Holdings and the Companies), and (iv) each other Person that guarantees, pursuant to Section 5.10, Section 7.1 or otherwise, all or any part of the Obligations.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means (i) the guaranty of each Guarantor set forth in Section 7, and (ii) each other guaranty of the Obligations that is made by any other Guarantor in favor of Collateral Agent for the benefit of Secured Parties.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any Interest Rate Agreement and any other derivative or hedging contract, agreement, confirmation, or other similar transaction or arrangement that is entered into by PubCo or any of its Subsidiaries and not for speculative purposes, including any commodity, equity or debt exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement, or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency, or Securities values, or any combination of the foregoing agreements or arrangements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are in effect as of the Closing Date or, to the extent allowed by law, under such applicable laws that may be in effect after the Closing Date and allow a higher maximum nonusurious interest rate than applicable laws in effect as of the Closing Date.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ended September 30, 2019, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from September 30, 2019 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to 45 days before the Closing Date, and for each monthly period completed prior to 30 days before the Closing Date (but in any event, including monthly unaudited financial statements of Holdings and its Subsidiaries relating to the period ending December 31, 2019), in the case of clauses (i) and (ii), certified by the Chief Financial Officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Holdings Existing LLC Agreement” means that certain Third Amended & Restated Limited Liability Company Agreement of Holdings dated as of March 1, 2017, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Holdings LLC Agreement” means that certain Fourth Amended & Restated Limited Liability Company Agreement of Holdings dated as of the Closing Date, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Increased Cost Lender” as defined in Section 2.21.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capital Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), including any Earn Out Obligations and Seller Financing Indebtedness; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit or similar instrument issued for the account of (or similar credit transaction entered into for the benefit of) that Person or as to which that Person is otherwise liable for reimbursement of drawings or is otherwise an obligor; (vii) Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock); (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or provide any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case whether entered into for hedging or speculative purposes or otherwise, provided, the “principal” amount of obligations under any Hedge Agreement that has not been terminated shall be deemed to be the Net Mark-to-Market Exposure of any Credit Party and its Subsidiaries thereunder; and (xii) any obligations consisting of accounts payable or other monetary liabilities that do not fall into the foregoing categories of Indebtedness but are overdue more than 60 days (unless subject to a dispute in good faith).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including attorneys’ fees and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter dated January 21, 2020, entered into by Administrative Agent and the Credit Parties with respect to the transactions contemplated by this Agreement, or (iii) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of PubCo or any of its Subsidiaries.

“Indemnitee” means, each of any Agent and any Lender, and each of their respective affiliates, officers, partners, members, Directors, trustees, employees, agents and sub-agents.

“Indemnitee Agent Party” as defined in Section 9.6.

“Installment” as defined in Section 2.10.

“Installment Date” as defined in Section 2.10.

“Insurance/Condemnation Reinvestment Amounts” as defined in Section 2.12(b).

“Insurance/Condemnation Reinvestment Period” as defined in Section 2.12(b).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights under the law of any jurisdiction or under international treaties, both statutory and common law, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisionals, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other indicia of source or origin (including all goodwill associated with the foregoing), and registrations and applications for registrations thereof; (c) copyrights, moral rights, database rights, and other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, documentation, algorithms, procedures, and processes, whether or not patentable.

“Intellectual Property Asset” means, at any time of determination, any interest (including any fee, license or other interest) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercompany Note and Subordination” means a “global” intercompany promissory note and subordination that evidences and subordinates certain Indebtedness and other monetary liabilities owed among Credit Parties and their Subsidiaries and certain other controlled Affiliates, as applicable, substantially in the form of Exhibit I.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Collateral Access Agreement dated as of the Closing Date, by and among Wells Fargo Commercial Distribution Finance, LLC, GSSLG and the Credit Parties.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each calendar quarter, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan; and (ii) any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBO Rate Loan, an interest period of one‑, two-, three- or six months, as selected by the Company Representative in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on (and including) the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Multi-Draw Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the earlier of the dates specified in clauses (i) and (ii) of the definition of Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with PubCo’s and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internally Generated Cash” means, with respect to any period, any cash of Holdings or any Subsidiary generated during such period as a result of such Person’s operations, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Equity Proceeds, and any cash that is generated from an incurrence of Indebtedness or any other liability.

“Investment” means (i) any direct or indirect purchase or other acquisition by PubCo or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Credit Party or any Subsidiary of any Credit Party from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for customary moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice) or capital contributions by any Credit Party or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales of inventory to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.

“Knowledge” means, with respect to any Person, the actual or constructive knowledge, after due inquiry, of (i) any Director or executive officer of any such Person that is not a Natural Person, or (ii) the individual if such Person is a Natural Person.  “Known” has a correlative meaning.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property in respect of which a Mortgage is required pursuant to this Agreement, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord agrees to provide Collateral Agent certain leasehold mortgagee protections and consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Latest Maturity Date” means, as of any time of determination, the latest possible maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, as the case may be.

“Lead Arranger” means GSSLG, as the lead arranger of the Commitments.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Leasehold Property Documents” means, with respect to each Leasehold Property that is a Material Real Estate Asset:

(a)          a Landlord Consent and Estoppel;

(b)          evidence that such Leasehold Property is a Recorded Leasehold Interest;

(c)          a title report reasonably satisfactory to Collateral Agent issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and issued by a title company reasonably satisfactory to Collateral Agent, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent;

(d)          a subordination non-disturbance agreement duly executed by any Person that has a Lien on the fee interest in such Material Real Estate Asset and the Companies, in form and substance reasonably satisfactory to Collateral Agent and in recordable;

(e)          to the extent available, copies of any surveys of all such Material Real Estate Asset and reports and other information regarding environmental matters relating to such Material Real Estate Assets;

(f)          one or more fully executed and notarized Mortgages encumbering such Material Real Estate Asset, in each case in proper form for recording in all appropriate places in all applicable jurisdictions; and

(g)         an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Collateral Agent.

“Legendary” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Leverage Incurrence Multiple” means, as of any date of determination during the periods set forth below, the correlative multiple set forth opposite such period below:

Fiscal Quarter	Leverage Incurrence Multiple
Closing Date until September 30, 2021	2.00x
December 31, 2021 through March 31, 2022	1.75x
June 30, 2022 through September 30, 2022	1.50x
December 31, 2022 through March 31, 2023	1.25x
June 30, 2023 and each Fiscal Quarter thereafter	1.00x

“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Multi-Draw Term Loan, a Revolving Loan, and a New Multi-Draw Term Loan.

“Management Investors” means, collectively or individually as the context requires, P. Austin Singleton, Jr. and Anthony Aisquith.

“Margin Stock” as defined in Regulation U.

“Master Reorganization Agreement” means the Master Reorganization Agreement dated as of the Closing Date by and among Holdings, OWAO and PubCo.

“Material Adverse Effect” means a material adverse effect on, or material adverse developments with respect to, (i) the business operations, properties, assets, condition (financial or otherwise) of PubCo and its Subsidiaries, taken as a whole; (ii) a significant portion of the industry or business segment in which PubCo or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on PubCo and its Subsidiaries, taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; (v) the validity, perfection or priority (subject to Permitted Liens) of a Lien in favor of Collateral Agent for the benefit of Secured Parties with respect to any material portion of the Collateral; or (vi) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Brand” means Malibu / Axis, Bennington, Harris, Yamaha, Cobalt, Regal, Sea Hunt, Everglades and Chris-Craft.

“Material Contract” means (i) any contract or other arrangement to which any Credit Party or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (ii) any contract with a boat manufacturer constituting a Material Brand and, without duplication, those contracts and arrangements listed on Schedule 4.16, and (iii) any other contract or arrangement with any counterparty or its Affiliates from which any Credit Parties and their Subsidiaries, on an aggregate basis for all contracts with such counterparty or any of its Affiliates, have received or are anticipated to receive earnings in excess of 2.5% of Consolidated Adjusted EBITDA on an annual basis; provided that, any such contract or other arrangement described in clause (iii) of this definition that is terminated and replaced in accordance with Section 6.18, shall no longer constitute a Material Contract for purposes of this definition upon such replacement.

“Material Real Estate Asset” means any and all of the following: (a) any fee owned Real Estate Assets having a fair market value in excess of $200,000 as of the date of the acquisition thereof, (b) any Leasehold Property that (i) has aggregate payments under the terms of the lease of such property greater than or equal to $250,000 per annum; (ii) is the corporate headquarters of any Credit Party; or (iii) at the time of entering, acquiring, extending, restating or renewing the corresponding lease, relates to one or more dealership locations that have generated trailing twelve month Dealership Level Revenue of at least $25,000,000, (c) any Real Estate Asset that Administrative Agent determines after the Closing Date, in its reasonable discretion, to be material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any of Credit Parties and their Subsidiaries and designate in writing to be a “Material Real Estate Asset”, and (d) any Real Estate Asset listed on Schedule 1.1(a).

“Maturity Date” means the earlier of (i) February 11, 2025, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Credit Amount” means, at any time of determination, an amount equal to the product of (a) the sum of the trailing twelve months Consolidated Adjusted EBITDA of PubCo and its Subsidiaries as of the last day of the most recently ended month for which financial statements have been or were required to be delivered pursuant to Section 5.1(a) multiplied by (b) the then in effect Leverage Incurrence Multiple.  The Maximum Credit Amount shall be determined on a Pro Forma Basis.

“Midwest” as defined in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or similar instrument in form and substance reasonably acceptable to Administrative Agent.

“Mortgaged Real Estate Documents” means, with respect to each Material Real Estate Asset that is required to be subject to a Mortgage pursuant to this Agreement:

(i)           one or more fully executed and notarized Mortgages encumbering such Material Real Estate Asset, in each case in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii)        (a) ALTA mortgagee title insurance policies or, solely to the extent that Collateral Agent in its sole discretion waives the requirement for a policy to be issued, unconditional commitments therefor, in each case issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Material Real Estate Asset (each, a “Title Policy”), each such Title Policy to be in amounts not less than the fair market value of each Material Real Estate Asset, together with a title report issued by a title company with respect thereto and dated not more than thirty days prior to the date of the applicable Mortgage, (b) copies of all documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (c) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(iii)        (A) completed Flood Certificate with respect to each such Material Real Estate Asset, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program and be in form and substance satisfactory to Collateral Agent in its sole discretion; (B) if the Flood Certificate indicates that such Material Real Estate Asset is located in a Flood Zone, the Company Representative’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of such Material Real Estate Asset in a Flood Zone and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; and (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that each Company has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program or, solely to the extent agreed to by Collateral Agent in its sole discretion, excluded any structures existing in such Flood Zone from any such Mortgage in a manner satisfactory to Collateral Agent in its sole discretion;

(iv)        ALTA surveys of such Material Real Estate Asset (other than any Leasehold Property, unless reasonably requested by Collateral Agent), certified to Collateral Agent and dated not more than thirty days prior to the date of the applicable Mortgage and otherwise in form and substance reasonably satisfactory to Collateral Agent;

(v)         an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Collateral Agent; and

(vi)       reports and other information, in each case in form, scope and substance satisfactory to Administrative Agent in its reasonable discretion, regarding environmental matters relating to such Material Real Estate Asset, including any Phase I Report requested by Collateral Agent with respect to such Material Real Estate Asset.

“Multi-Draw Term Loan” means, individually or collectively as the context requires, any Multi-Draw Term Loan made by a Lender to the Companies pursuant to Section 2.1(a), including any Previously Funded Multi-Draw Term Loan.

“Multi-Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Multi-Draw Term Loan or purchase a Previously Funded Multi-Draw Term Loan and “Multi-Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Multi-Draw Term Loan Commitment, if any, as of the Closing Date, is set forth on Appendix A-2 or, thereafter, in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Multi-Draw Term Loan Commitments as of the Closing Date immediately prior to giving effect to the Closing Date Multi-Draw Term Loan, is $100,000,000.

“Multi-Draw Term Loan Commitment Period” means the time period commencing after the Closing Date through and including the Multi-Draw Term Loan Commitment Termination Date.

“Multi-Draw Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Multi-Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.11(b) or 2.13 or as a result of Multi-Draw Term Loans being funded in the aggregate amount of the Multi-Draw Term Loan Commitments, (ii) the date of the termination of the Multi-Draw Commitments pursuant to Section 8.1, and (iii) February 11, 2022.

“Multi-Draw Term Loan Exposure” means, with respect to any Lender, as of any time of determination, the sum of (x) the outstanding principal amount of the Multi-Draw Term Loans of such Lender, plus (y) the amount of such Lender’s unused Multi-Draw Term Loan Commitments.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report or dashboard in the form previously provided before the Closing Date, in either case, describing the operations of PubCo and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Natural Person” means a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by any Credit Party or any of its Subsidiaries from such Asset Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) sales commissions, (b) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (including, without duplication, Permitted Tax Distributions in respect thereof), (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Credit Party or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, any Credit Party or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable, out-of-pocket costs and expenses associated therewith, including reasonable legal fees and expenses, in each case, solely to the extent such discounts, commissions, costs, fees and expenses are paid to non-Affiliates.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by any Credit Party or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of any Credit Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by any Credit Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of any Credit Party or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by any Credit Party or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received (including, without duplication, Permitted Tax Distributions).

“Net Mark-to-Market Exposure” of a Person means, as of any time of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the time of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that time).

“New Holdings Common Units” means the “Units” under the Holdings LLC Agreement issued on the Closing Date.

“New Multi-Draw Term Loan Commitments” has the meaning set forth in Section 2.22.

“New Multi-Draw Term Loan Exposure” means, with respect to any Lender, as of any time of determination, the sum of (x) the outstanding principal amount of the New Multi-Draw Term Loans of such Lender, plus (y) the amount of such Lender’s unused New Multi-Draw Term Loan Commitments.

“New Multi-Draw Term Loan Lender” has the meaning set forth in Section 2.22.

“New Multi-Draw Term Loan Maturity Date” means the date that New Multi-Draw Term Loans of  a particular Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Multi-Draw Term Loans” has the meaning set forth in Section 2.22.

“Non-Consenting Lender” as defined in Section 2.21.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non U.S. Lender” as defined in Section 2.18(c).

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligation Aggregate Payments” as defined in Section 2.23(b).

“Obligation Fair Share” as defined in Section 2.23(b).

“Obligation Fair Share Contribution Amount” as defined in Section 2.23(b).

“Obligation Fair Share Shortfall” as defined in Section 2.23(b).

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several, or independent) of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, in each case excluding, with respect to any Credit Party, Excluded Swap Obligations with respect to such Credit Party.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum, or articles of incorporation or organization, and its bylaws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization and its operating agreement.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary, excise, property, or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document.

“OWAO” as defined in the preamble hereto.

“OWAO Preferred Redemption” means the redemption by OWAO of all of the preferred units of OWAO outstanding immediately prior to the Closing Date.

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations or Guaranteed Obligations, as the context requires, that each of the following events has occurred, as applicable: (a) the payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Loans, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Loan or Commitment or otherwise under any Credit Document, and (iii) all accrued and unpaid costs and expenses payable by any Credit Party to any Agent or Lender pursuant to any Credit Document, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (b) the payment or repayment in full in immediately available funds or all other outstanding Obligations or Guaranteed Obligations (except for contingent obligations with respect to which no claim has been asserted), (c) the termination in writing of all of the Commitments, and (d) to the extent the payment in full of the Obligations is made in connection with the provision of a payoff letter requested by any Credit Party and to the extent requested by Administrative Agent in connection therewith, receipt by Administrative Agent of a release from the Credit Parties in favor of the Secured Parties in form and substance acceptable to Administrative Agent as consideration for such payoff letter.

“Participant Register” as defined in Section 10.6(h).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any Acquisition by any Credit Party or any of their Wholly-Owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, in each case of a substantial portion of the assets of, at least 75% of the Capital Stock of, or a business line or unit or division of, any Person; provided, (a) in the case of any Acquisition, the Acquisition Consideration for which constitutes less than $5,000,000 (excluding amounts paid for inventory or working capital), delivery of customary reporting and legal diligence requirements as reasonably requested by Administrative Agent and (b) in the case of any other Acquisition, Administrative Agent consents in writing to such acquisition and, without limiting any other additional conditions or information that Administrative Agent may require, each of the following conditions is satisfied with respect to such acquisition:

(i)           immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)         all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)        in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of any of the Credit Parties in connection with such Acquisition shall be owned 100% by the Credit Parties or a Wholly-Owned Guarantor Subsidiary thereof, and the Credit Parties shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of any of the Credit Parties, each of the actions set forth in Sections 5.10, 5.11 and/or 5.13, as applicable;

(iv)        in the case of any Acquisition consummated by any of the PubCo Holdings Group, all assets of the target acquired in connection therewith shall be contributed or otherwise transferred to a Wholly-Owned Guarantor Subsidiary of Holdings concurrently with the closing of such Acquisition; provided that, any entity acquired or created in connection with such Acquisition may remain part of the PubCo Holdings Group so long as it does not have any material assets, liabilities, or obligations other than (x) Capital Stock in Holdings and (y) any liabilities in respect of intercompany Indebtedness to any other Credit Party to the extent permitted hereunder, in each case, after giving effect to such contribution or transfer;

(v)         any Person or assets or division as acquired in accordance herewith (x) shall be in the same business or lines of business in which the Companies are engaged as of the Closing Date and (y) for the four-quarter period most recently ended prior to the date of such Acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(vi)         the Acquisition shall be non-hostile and shall have been approved by the Board of Directors of the Person acquired or the Person from whom such assets or division is acquired, as applicable;

(vii)       the Credit Parties shall have delivered to Administrative Agent and Lenders at least ten Business Days prior to such proposed acquisition, and Administrative Agent and Requisite Lenders shall have satisfactorily completed their review of, each of the following in form and substance satisfactory to Requisite Lenders in their respective sole discretion:

(a)          all relevant financial information with respect to such acquisition, including, without limitation, the aggregate consideration for such acquisition and historical financial statements evidencing EBITDA that satisfies clause (v) above;

(b)          a quality of earnings report detailing proposed adjustments;

(c)        a due diligence memorandum prepared by the Credit Parties’ counsel regarding such counsel’s due diligence review of the target’s business, assets, liabilities, operations and condition (financial or otherwise), including customary lien and litigation searches, all in scope and determination satisfactory to Requisite Lenders in their respective sole discretion;

(d)         copies of any letter of intent or term sheet entered into in connection with such acquisition and a draft acquisition agreement (including all schedules and other attachments) therefor in form and substance satisfactory to Requisite Lenders in their respective sole discretion;

(e)          if such acquisition is to be funded with the proceeds of Loans, a draft Funding Notice therefor, including calculations demonstrating satisfaction of the conditions set forth in Section 3.2 before and after giving effect to such acquisition, certified by the Chief Financial Officer of the Company Representative;

(f)          a summary memorandum prepared by management detailing the acquisition rationale, turnaround plan, requested add-back justifications, and any other material information related to such acquisition;

(g)         drafts of any material third-party consents or other material approvals required in connection with such acquisition, including any such consents or approvals required by any Governmental Authority or under any Approved Floorplan Financing, the TCF Agreement or under any Material Contract; and

(h)          any other information related to such acquisition that is reasonably requested by any Lender or its counsel; and

(viii)      at least five Business Days prior to the closing of such acquisition that will be funded with Loans, the Companies shall have delivered a final executed Funding Notice therefor, including calculations demonstrating satisfaction of the conditions set forth in Section 3.2 before and after giving effect to such acquisition, certified by the Chief Financial Officer of the Company Representative.

“Permitted Add-Backs” means, for any period, each of the following amounts determined for such period: (i) Transaction Costs, (ii) the adjustments set forth on Schedule 1.1(b), (iii) all payments made on or about the date hereof in connection with the Specified IPO Transactions, including, without limitation, fees, expenses and redemptions of Capital Stock; and (iv) the amount of synergies resulting from Permitted Acquisitions, in each case to the extent reasonably projected by the Company Representative in good faith; provided that (a) such synergies are reasonably identifiable and factually supportable by a quality of earnings report prepared by a nationally recognized accounting firm or other third party advisor acceptable to Administrative Agent, (b) no synergies may be included pursuant to this clause (iv) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated Adjusted EBITDA for such period, and (c) such synergies may only be included to the extent approved by Administrative Agent in its reasonable discretion, (v) fees, costs and expenses payable by PubCo or any of its Subsidiaries in connection with Permitted Acquisitions, not to exceed $500,000 in the aggregate during any consecutive twelve month period (or such greater amount as otherwise agreed to in writing by Administrative Agent) and (vi) other items approved by Administrative Agent and Requisite Lenders from time to time in their sole discretion.

“Permitted Exchange” means (i) any transaction pursuant to Section 4.6(a) or Section 4.6(m) (excluding any Cash Election (as defined in the Holdings LLC Agreement)) of the Holdings LLC Agreement in which “Units” are exchanged for “Class A Shares” (as such terms are defined in the Holdings LLC Agreement) of PubCo as described in the Holdings LLC Agreement and the Registration Statement and (ii) in connection with a Permitted Acquisition consummated by the PubCo Holdings Group, any cash redemption of such “Units” to the extent reasonably necessary to fund such Permitted Acquisition.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Premium Financing” means Indebtedness permitted pursuant to Section 6.1(n).

“Permitted Tax Distributions” means distributions by Holdings to all members of Holdings on a pro rata basis in an amount that is not in excess of the amount sufficient to result in a distribution to PubCo to enable the PubCo Holdings Group to timely satisfy its U.S. federal, state and local and non-U.S. tax obligations, other than any obligations to remit any withholdings withheld from payments to third parties (determined, for the avoidance of doubt, by taking into account any tax benefits with respect to which any distributions described in the definition of “Permitted TRA Payments” are made).

“Permitted TRA Payments” means distributions by Holdings to all members of Holdings on a pro rata basis in an amount that is not in excess of the amount necessary for PubCo to satisfy its payment obligations under the Tax Receivable Agreement as in effect on the date hereof except that “Permitted TRA Payments” shall not include any payment obligations of PubCo pursuant to Article IV of the Tax Receivable Agreement; for the avoidance of doubt, regularly scheduled payments required under Section 3.1 of the Tax Receivable Agreement that are deferred and paid at a later time in accordance with Section 4.3(b) of the Tax Receivable Agreement are Permitted TRA Payments.

“Person” means and includes Natural Persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos‑containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst‑case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of PubCo’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non‑compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“PIK Election Date” as defined in Section 2.6(e).

“PIK Rate” means a rate expressed as a percentage equal to 2.00%, per annum.

“Platform” as defined in Section 10.1(b).

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of the Closing Date by the Companies and each Guarantor in favor of Agent, in form and substance reasonably acceptable to Administrative Agent.

“Pre-IPO Related Tax Distributions” as defined in Section 2.1(b) of the Master Reorganization Agreement.

“Previously Funded Multi-Draw Term Loans” as defined in Section 2.1(a)(i).

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), as in effect from time to time, or, if such source or rate is unavailable, any replacement or successor source or rate as determined by Administrative Agent.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Company Representative, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York, 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to the Company Representative and each Lender); provided further that all wires to Administrative Agent shall be made to the wiring instructions provided by Administrative Agent in writing from time to time.

“Prior Credit Agreement” as defined in the Recitals.

“Pro Forma Basis” means a calculation giving pro forma effect to (i) the adjustments related to Subject Transactions described in “Consolidated Adjusted EBITDA” and “Consolidated Fixed Charges”, as applicable, and (ii) when used with respect to determining the permissibility of any specific transaction hereunder, such specific transaction as if it were a Subject Transaction.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Multi-Draw Term Loan of any Lender, the percentage obtained by dividing (a) the Multi-Draw Term Loan Exposure of that Lender in respect of funded Multi-Draw Term Loans, by (b) the aggregate Multi-Draw Term Loan Exposure of all Lenders in respect of the funded Multi-Draw Term Loans, (ii) with respect to all payments, computations, and other matters relating to unfunded Multi-Draw Term Loan Commitments, the percentage obtained by dividing (a) the Multi-Draw Term Loan Exposure in respect of unfunded Multi-Draw Term Loan Commitments of such Lender by (b) the aggregate Multi-Draw Term Loan Exposure in respect of Multi-Draw Term Loan Commitments of all Lenders, and (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders; and (iv) with respect to all payments, computations, and other matters relating to New Multi-Draw Term Loan Commitments or New Multi-Draw Term Loans of a particular Series, the percentage obtained by dividing (a) the New Multi-Draw Term Loan Exposure of that Lender with respect to that Series, by (b)  the aggregate New Multi-Draw Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Revolving Exposure and the New Multi-Draw Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Revolving Exposure and the aggregate New Multi-Draw Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Protective Advances” as defined in Section 2.2(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PubCo” as defined in the preamble hereto.

“PubCo Holdings Group” means PubCo and each other Subsidiary of PubCo (other than Holdings and its Subsidiaries).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 10.28.

“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of Holdings and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of Collateral Agent for the benefit of Secured Parties and non-consensual Permitted Liens, (ii) may be applied to payment of the Obligations without violating any law, contract, or other agreement, and (iii) is not Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

“Qualified IPO” as defined in Section 3.1(d)(i).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means (i) any Agent, (ii) any Lender, (iii) Lead Arranger or (iv) any other Person receiving payments under any Credit Document, as applicable.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section 2.5(b).

“Registered Intellectual Property” means all Intellectual Property owned, in whole or in part, by any Credit Party and registered with any Governmental Authority, including all applications for any such registration.

“Registration Statement” means Amendment No. 6 to Form S-1 Registration Statement Registration No. 333-232639, filed by PubCo with the SEC on January 27, 2020, as amended, restated, supplemented or replaced from time to time prior to the Closing Date.

“Regulation D” means Regulation D of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Related Fund” means any Fund that is managed, advised, or administered by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or affiliate of an entity that manages, administers, or advises a Lender.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.21.

“Required Prepayment Date” as defined in Section 2.13(c).

“Requisite Class Lenders” means, at any time of determination for any Class of Lenders, Loans, and/or Commitments, as applicable, Lenders of such Class holding more than 50% of the aggregate Voting Power Determinants of such Class of Loans and Commitments held by all Lenders; provided that (i) the amount of Voting Power Determinants of any Defaulting Lender shall be disregarded for purposes of this definition (including clause (ii) of this proviso), and (ii) to the extent the total number of Lenders (treating all Lenders that are Affiliates as a single Lender) of any Class is greater than one, solely for purposes of any requested consent, waiver, amendment, or other modification requiring the affirmative vote of “Requisite Class Lenders” (but, for the avoidance of doubt, not for the purpose of exercising or enforcing any rights and remedies available under any Credit Document or applicable law), “Requisite Class Lenders” shall also include at least two (treating all Lenders that are Affiliates as a single Lender) Lenders of such Class.

“Requisite Lenders” means one or more Lenders having or holding Multi-Draw Term Loan Exposure, New Multi-Draw Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Lenders; provided that (i) the amount of Voting Power Determinants of any Defaulting Lender shall be disregarded for purposes of this definition (including clause (ii) of this proviso), and (ii) to the extent that the total number of Lenders (treating all Lenders that are Affiliates as a single Lender) is greater than one, solely for purposes of any requested consent, waiver, amendment, or other modification requiring the affirmative vote of “Requisite Lenders” (but, for the avoidance of doubt, not for the purpose of exercising or enforcing any rights and remedies available under any Credit Document or applicable law), “Requisite Lenders” shall also include at least two (treating all Lenders that are Affiliates as a single Lender) Lenders.

“Restricted Junior Payment” means (i) any dividend, other distribution, or liquidation preference, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock (other than any Disqualified Capital Stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iv) management or similar fees payable to any Management Investor or any of its respective Affiliates (other than a Credit Party); and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, Earn Out Obligations or Seller Financing Indebtedness.  For the avoidance of doubt, “Restricted Junior Payments” shall include Permitted TRA Payments made by Holdings.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $10,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of the following: (i) the Multi-Draw Term Loan Commitment Termination Date, if the Multi-Draw Term Loans are not made on or before that date; (ii) the Maturity Date; (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Sections 2.11(b) or 2.13; and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any time of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a Loan made by a Lender to the Companies pursuant to Section 2.2(a).

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions, including, as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, or (iii) any other relevant sanctions authority.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any Capital Stock and any Hedge Agreements or other derivatives.

“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.

“Securities Act” means the Securities Act of 1933.

“Seller Financing Indebtedness” means any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any acquisition of any property.

“Senior Leverage Ratio” means (i) with respect to determining quarterly financial covenant compliance pursuant to Section 6.8(b), the ratio as of the last day of the relevant Fiscal Quarter of (a) Consolidated Senior Debt (excluding (w) any Deferred TRA Obligations, (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement, and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of such day, to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such day, and (ii) with respect to any determination thereof pursuant to any other provision of this Agreement, the ratio as of the time of determination of (a) Consolidated Senior Debt (excluding (w) any Deferred TRA Obligations, (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement, and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of such time, to (b) Consolidated Adjusted EBITDA for the trailing twelve month period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter in respect of which financial statements and a compliance certificate are being delivered, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter for which financial statements have previously been or were required to be delivered).

“Singleton” as defined in the preamble hereto.

“Solvency Certificate” means a certificate of the Chief Financial Officer of the Company Representative substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on such date of determination and reflected in the Projections or with respect to any transaction contemplated or to be undertaken after such date of determination; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“South Florida” as defined in the preamble hereto.

“South Shore” as defined in the preamble hereto.

“Specified IPO Documents” as defined in Section 3.1(a)(ii).

“Specified IPO Transactions” means each of the transactions consummated in connection with (a) the recapitalization of the Credit Parties in connection with the Qualified IPO, and (b) the effectiveness of the Qualified IPO substantially concurrently with the Closing Date, in each case, as and to the extent separately described in the Registration Statement.

“Subject Transaction” as defined in “Consolidated Adjusted EBITDA”.

“Subordinated Indebtedness” means Indebtedness that is structurally or otherwise subordinated in payment or lien ranking to the Obligations or related Liens on terms and conditions satisfactory to Administrative Agent and Requisite Lenders in their respective sole discretion, including the Approved Subordinated Debt.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election or appointment of the Person or Persons (whether Directors, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“SunTrust Leaseback” means, collectively, the Companies’ leaseback of certain assets pursuant to those certain Lease Agreements dated August 5, 2019 and all other documentation relating thereto, by and among OWM MARY ESTHER FL LANDLORD, LLC, a Delaware limited liability company, OWM POMPANO BEACH FL LANDLORD, LLC, a Delaware limited liability company, OWM ISLAMORADA FL LANDLORD, LLC, a Delaware limited liability company, and OWM CANTON GA LANDLORD, LLC, a Delaware limited liability company, as landlords, and certain of the Companies, as tenants.

“Supported QFC” has the meaning assigned to such term in Section 10.28.

“Swap Obligation” as defined in “Excluded Swap Obligation”.

“Syndication Agent” means Goldman Sachs Specialty Lending Group, L.P. as the syndication agent of the Commitments.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding), together with interest, penalties and other additions thereto, of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income (whether worldwide, or only insofar as such overall net income is considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of the Closing Date by and among PubCo, the “TRA Holders” (as therein defined) and the other Persons party thereto, together with any other tax receivable agreement approved by Administrative Agent in its sole discretion from time to time.

“TCF Agreement” means that certain Inventory Security Agreement dated as of June 19, 2015, by and among Singleton, Holdings and TCF Inventory Finance, Inc., as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Terminated Lender” as defined in Section 2.21.

“Title Policy” as defined in the definition of Mortgaged Real Estate Documents.

“Total Leverage Ratio” means (i) with respect to determining quarterly financial covenant compliance pursuant to Section 6.8(c), the ratio as of the last day of the relevant Fiscal Quarter of (a) Consolidated Total Debt (excluding (w) any Deferred TRA Obligations, (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement, and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of such day, to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such day, and (ii) with respect to any determination thereof pursuant to any other provision of this Agreement, the ratio as of the time of determination of (a) Consolidated Total Debt (excluding (w) any Deferred TRA Obligations, (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement, and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) at such time, to (b) Consolidated Adjusted EBITDA for the trailing twelve month period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter in respect of which financial statements and a compliance certificate are being delivered, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter for which financial statements have previously been or were required to be delivered).

“Total Utilization of Revolving Commitments” means, as at any time of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Trade Announcements” as defined in Section 10.17.

“Transactions” means, collectively, the execution, delivery and performance by the applicable Credit Parties of this Agreement and each other Credit Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof (including, without limitation, to refinance the Existing Indebtedness and Indebtedness under the Prior Credit Agreement and to consummate the OWAO Preferred Redemption), the payment of Transaction Costs, the grant of Liens by the Credit Parties on Collateral pursuant to the Collateral Documents, the execution, delivery and performance of the Specified IPO Documents, and the consummation of the Specified IPO Transactions.

“Transaction Costs” means the fees, costs and expenses payable by PubCo or any of its Subsidiaries on or before the Closing Date in connection with the Transactions to the extent approved in writing by Administrative Agent in its reasonable discretion.

“Type of Loan” means with respect to either Multi-Draw Term Loans or Revolving Loans, a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction.

“U.S.” means the United States of America.

“U.S. Lender” as defined in Section 2.18(c).

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.28.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of one of Exhibits E-1, E-2, E-3 or E-4, as applicable.

“Voting Power Determinants” means, collectively, Multi-Draw Term Loan Exposure, New Multi-Draw Term Loan Exposure and/or Revolving Exposure.

“Waivable Mandatory Prepayment” as defined in Section 2.13(c).

“WARN” as defined in Section 4.19.

“Weighted Average Yield” means, with respect to any Loan on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (x) Directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.       Accounting Terms, Financial Statements, Calculations, Etc. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company Representative to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Credit Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting treatment of “operating” and “capital” leases scheduled to become effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018.  For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, accordion or incremental feature, test, or condition under any provision of this Agreement or any other Credit Document, no Credit Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.  When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto.  Whenever the terms “PubCo” or “Holdings” are used in respect of a financial covenant or a related definition, they shall be construed to mean “PubCo and its Subsidiaries on a consolidated basis” unless the context clearly requires otherwise.  Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.3.        Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule, or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule, or Exhibit with such modifications to such form as are approved by Administrative Agent, and, in the case of any Collateral Document, Collateral Agent, in each case in such Agent’s sole discretion.  The words “hereof”, “hereunder”, “hereby”, and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The use herein of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The use herein of the words “continuing”, “continuance”, “existing”, or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been expressly waived.   The word “will” shall be construed as having the same meaning and effect as the word “shall”.  The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons.  The terms lease and license shall be construed to include sub-lease and sub-license.  Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine, and neuter forms.  References to Persons include their respective permitted successors and assigns.  Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations, and rules shall be deemed to refer to such statutes, acts, laws, regulations, and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations, and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation, or rule “as in effect on” a specified date.  Except as otherwise expressly provided herein, any reference in or to this Agreement (including any Appendix, Schedule, or Exhibit hereto), any other Credit Document, or any other agreement, instrument, or other document shall be construed to refer to the referenced agreement, instrument, or document as assigned, amended, restated, supplemented, or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement and any other relevant Credit Document unless such reference is expressly limited to refer to such agreement, instrument, or other document “as in effect on” a specified date.  Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Person but is intended to have substantially the same effects as the prohibited action.  Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.4.        Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2.	LOANS

2.1.         Multi-Draw Term Loans.

(a)          Multi-Draw Term Loan Commitments.

(i)          Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date and at any time after the Closing Date and prior to the Multi-Draw Commitment Termination Date, one or more Multi-Draw Term Loans to the Companies in an aggregate amount not to exceed such Lender’s Multi-Draw Term Loan Commitment immediately prior to giving effect to any such Multi-Draw Term Loan; provided that, solely with respect to the Closing Date, Multi-Draw Term Loans in an amount equal to the outstanding principal amount of and accrued and unpaid interest on existing term loans owing to the Exiting Lender under the Prior Credit Agreement (“Previously Funded Multi-Draw Term Loans”) will be funded by Lenders (in accordance with their Pro Rata shares of Multi-Draw Term Loan Commitments) to the Exiting Lender to the extent deemed necessary and in a manner approved by Administrative Agent in its sole discretion for purposes of Lenders purchasing such Previously Funded Multi-Draw Term Loans at par plus accrued interest thereon in lieu of funding new Multi-Draw Term Loans in such amount.

(ii)        Upon the effectiveness of this Agreement on the Closing Date and the funding of any such par and accrued interest amount in respect of Previously Funded Multi-Draw Term Loans, the entirety of such funded amounts shall for all purposes hereunder be deemed to constitute and be referred to as, and are hereby continued as, Multi-Draw Term Loans hereunder, without constituting a novation or satisfaction of such Previously Funded Multi-Draw Term Loans.

The Companies may make multiple borrowings under the Multi-Draw Term Loan Commitments subject to Availability and the other conditions set forth in Section 3.2.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.10(a) and 2.12, all amounts owed hereunder with respect to the Multi-Draw Term Loans shall be Paid in Full no later than the Maturity Date.  Each Lender’s Multi-Draw Term Loan Commitment shall (x) automatically and permanently be reduced by the amount of each Multi-Draw Term Loan made hereunder, and (y) terminate immediately and without further action by any Person on the Multi-Draw Term Loan Commitment Termination Date.

(b)          Borrowing Mechanics for Multi-Draw Term Loans.

(i)          Following the Closing Date, whenever the Companies desire that Lenders make Multi-Draw Term Loans, the Company Representative shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least five Business Days in advance of the proposed Credit Date.  Except as otherwise provided herein, a Funding Notice for a Multi-Draw Term Loan that is a LIBO Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)         Each Lender shall make its Multi-Draw Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Multi-Draw Term Loans available to the Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account as designated in writing to Administrative Agent on a Funding Notice by the Company Representative.

(c)          During the Multi-Draw Term Loan Commitment Period, drawings under the Multi-Draw Term Loan Commitments (i) shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount and (ii) may not be requested more than twice (or such greater amount as approved in writing by Administrative Agent) per Fiscal Quarter.

(d)          The Multi-Draw Term Loan made on the Closing Date (the “Closing Date Multi-Draw Term Loan”) is in an aggregate principal amount equal to $100,000,000.

2.2.          Revolving Loans.

(a)         Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof (including Section 3.2 and sufficient Availability therefor), each Lender severally agrees to make Revolving Loans to the Companies in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be Paid in Full no later than such date.

(b)          Borrowing Mechanics for Revolving Loans.

(i)          Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)         Subject to Section 3.2(b), whenever the Companies desire that Lenders make Revolving Loans, the Company Representative shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date; provided that, if such Credit Date is the Closing Date, such Funding Notice may be delivered on the Closing Date.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBO Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to make a borrowing in accordance therewith.

(iii)       Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, will be provided by Administrative Agent to each applicable Lender with reasonable promptness, but (if Administrative Agent  received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the Company Representative.

(iv)        Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account as designated in writing to Administrative Agent on a Funding Notice by the Company Representative.

(v)         Reallocation of Revolving Loans.  In connection with the effectiveness of this Agreement and any borrowings or extensions of Revolving Loans made on the Closing Date, each Lender (other than the Exiting Lender) shall advance, purchase and/or continue Revolving Loans in an aggregate amount not less than its Pro Rata Share of Revolving Commitments on the Closing Date, which Revolving Loans shall be disbursed to Administrative Agent and used to repay Loans outstanding to each Lender who holds Revolving Loans in an aggregate amount greater than its Revolving Commitment as of the Closing Date.

(c)         Protective Advances.  Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, Administrative Agent is authorized by the Companies and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Revolving Loans to the Companies on behalf of the Revolving Lenders, that Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by any Credit Party pursuant to the terms of this Agreement and the other Credit Documents, including payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitments then in effect.  Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied.  All Protective Advances shall be Base Rate Loans (subject to any permitted conversion to a LIBO Rate Loan in accordance with the terms of this Agreement).  Protective Advances shall not exceed $1,500,000 in the aggregate at any time without the prior consent of Requisite Lenders.  Each Protective Advance shall be secured by the Liens in favor of Collateral Agent in and to the Collateral and shall constitute Obligations hereunder.  The Companies shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and the date on which demand for payment is made by Administrative Agent.

2.3.        Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)         Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Companies a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event that (i) Administrative Agent declines to make a requested amount available to the Companies until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to the Companies on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Companies through and including the time of the Companies’ receipt of the requested amount.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Company Representative and the Companies shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent at a rate equal to 10% per annum.  Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Multi-Draw Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that the Companies may have against any Lender as a result of any default by such Lender hereunder.

2.4.       Use of Proceeds.  The proceeds of the Multi-Draw Term Loans shall be used to (a) refinance the Existing Indebtedness and Indebtedness under the Prior Credit Agreement, (b) consummate the OWAO Preferred Redemption, (c) provide for, and pay fees and expenses in connection with, the Transactions, and (d) solely during the Multi-Draw Term Loan Commitment Period, fund Permitted Acquisitions.  The proceeds of the Revolving Loans shall be applied for (a) the ongoing working capital requirements of the Companies and (b) for general corporate purposes of Holdings and its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, no Credit Extension or proceeds thereof may be used in any manner that conflicts with Section 4.18(b) or Section 4.25(a).

2.5.        Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)         Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Companies to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Companies, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Companies’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register.  Administrative Agent (or an agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Register shall be available for inspection by the Company Representative or any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record or shall cause to be recorded in the Register the Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Companies and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Companies’ Obligations in respect of any Loan.  The Companies hereby designate Administrative Agent to serve as the Companies’ non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and each Company hereby agrees that, to the extent Administrative Agent serves in such capacity, its officers, Directors, employees, agents, sub-agents, and affiliates shall constitute “Indemnitees” for all purposes hereunder.

(c)          Notes.  If so requested by any Lender by written notice to the Company Representative (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Companies shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Company Representative’s receipt of such notice) a promissory note or notes, in form and substance reasonably acceptable to Administrative Agent, to evidence such Lender’s Revolving Loans or, Multi-Draw Term Loans, as the case may be.

2.6.        Interest on Loans.

(a)          Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          in the case of Revolving Loans:

(A)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)          if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin;

(ii)         in the case of Multi-Draw Term Loans:

(A)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin;

(B)          if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin; or

(iii)        in the case of New Multi-Draw Term Loans, at the rate set forth in the Joinder Agreement.

(b)        The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBO Rate Loan, shall be selected by the Company Representative and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)          In connection with LIBO Rate Loans there shall be no more than five Interest Periods outstanding at any time.  In the event the Company Representative fails to specify between a Base Rate Loan or a LIBO Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Company Representative fails to specify an Interest Period for any LIBO Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Company Representative shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBO Rate Loans for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof to the Company Representative and each Lender.

(d)         Interest payable pursuant to Section 2.6(a) shall be computed on the basis of a three hundred sixty day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or with respect to a Base Rate Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBO Rate Loan, the date of conversion of such Base Rate Loan to such LIBO Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)          Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided that, notwithstanding anything to the contrary in this Agreement, with respect to any cash pay interest due to be paid on any Interest Payment Date (such date, the “PIK Election Date”), the Company Representative may elect on a one time basis, by delivering irrevocable written notice of such election to Administrative Agent at least two (2) Business Days prior to the PIK Election Date, to pay such interest (or any portion thereof) due to be paid on the PIK Election Date and interest due to be paid during the period of twelve (12) months following the PIK Election Date, in each case, in kind upon which such interest and additional interest determined based on the PIK Rate and the proportion of cash interest elected to be paid in kind shall be added to the outstanding principal amount of the Loans effective as of such Interest Payment Date and each quarterly Interest Payment Date during such period.  Amounts representing accrued interest that are added to the outstanding principal of Loans accruing such interest shall thereafter constitute principal and bear interest in accordance with Section 2.6(a) and otherwise be treated as Loans for purposes of this Agreement.

2.7.        Conversion/Continuation.

(a)          Subject to Section 2.16 and so long as no Default or Event of Default shall have occurred and then be continuing, the Company Representative shall have the option:

(i)          to convert at any time all or any part of any Multi-Draw Term Loan or Revolving Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBO Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Loan unless the Companies shall pay all amounts due under Section 2.16 in connection with any such conversion; or

(ii)         upon the expiration of any Interest Period applicable to any LIBO Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBO Rate Loan.

(b)         Subject to Section 3.2(b), the Company Representative shall deliver a Conversion/ Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBO Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBO Rate Loans  shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then, for that day, such Loan shall be a Base Rate Loan.

2.8.       Default Interest .  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall, at the election of Administrative Agent or Requisite Lenders or, in the case of any Event of Default under Section 8.1(f) or (g), automatically without any such election, thereafter bear interest (including post‑petition interest in any proceeding under any Debtor Relief Laws) payable in cash on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate that is 2% percent per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBO Rate Loans (a) may be converted to Base Rate Loans at the revocable election of Administrative Agent at any time after the occurrence of an Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired), and (b) unless Requisite Lenders otherwise consent in writing that LIBO Rate Loans are available, will automatically be converted to Base Rate Loans upon the expiration of the Interest Period in effect at the time any such increase in the interest rate is effective, and in each case thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of (i) the increased rates of interest provided for in this Section 2.8 or (ii) any amount of interest that is less than the amount due, in each case is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.9.         Fees.

(a)          The Companies agree to pay to Lenders having Revolving Exposure commitment fees equal to (i) the average of the daily difference between (1) the Revolving Commitments, and (2) the Total Utilization of Revolving Commitments, times (ii) 0.50% per annum.

(b)          The Companies agree to pay to Lenders having Multi-Draw Term Loan Commitments a commitment fee equal to (i) the daily average unused portion of their respective Multi-Draw Term Loan Commitments, times (ii) 0.50% per annum.

(c)          All fees referred to in this Section 2.9 shall be paid to Administrative Agent as set forth in Section 2.14(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.  All fees referred to in Sections 2.9(a) and (b) shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Revolving Commitment Period or Multi-Draw Term Loan Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date or Multi-Draw Term Loan Commitment Termination Date, as applicable.

(d)          In addition to any of the foregoing fees, the Credit Parties agree to pay to Agents and the Lenders such other fees in the amounts and at the times as separately agreed upon, including the fees set forth in the Fee Letter.

2.10.      Scheduled Payments.

(a)          The principal amount of the Multi-Draw Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each, an “Installment”) on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing March 31, 2022, in an amount equal to the product of (i) 1.25% multiplied by (ii) the aggregate principal amount of all Multi-Draw Term Loans made under this Agreement prior to such Installment Date (without reducing any such Installment to reflect payments of the outstanding principal of any Multi-Draw Term Loan after the initial funding thereof).  Notwithstanding the foregoing, the Multi-Draw Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be Paid in Full no later than the Maturity Date.  The New Multi-Draw Term Loans, if any, shall be repaid in accordance with the amortization schedule for such New Multi-Draw Term Loans in the Joinder Agreement.

(b)          Final Revolving Payment.  All Revolving Loans, together with all other amounts owed hereunder with respect to any Revolving Commitments or Revolving Loans, shall be Paid in Full on the Revolving Commitment Termination Date.

2.11.       Voluntary Prepayments/Commitment Reductions.

(a)          Voluntary Prepayments.

(i)          Any time and from time to time, the Companies may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.

(ii)         All such prepayments shall be made upon not less than three Business Days prior written or telephonic notice given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such written notice for Multi-Draw Term Loans or Revolving Loans, as the case may be, to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.13(a) with respect to Revolving Loans and Section 2.13(b) with respect to Multi-Draw Term Loans.

(b)          Voluntary Commitment Reductions.

(i)         The Company Representative may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which written notice Administrative Agent will promptly transmit to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (x) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction, or (y) any unused portion of the Multi-Draw Term Loan Commitments; provided, any such partial reduction of the Revolving Commitments and the Multi-Draw Term Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)        The Company Representative’s notice to Administrative Agent shall be irrevocable (unless otherwise agreed to by Administrative Agent in its sole discretion) (provided that such notice may condition such termination or reduction upon the consummation of one or more other transactions) and shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or the Multi-Draw Term Loan Commitments shall be effective on the date specified in the Company Representative’s notice and shall reduce the Revolving Commitment or the Multi-Draw Term Loan Commitment of each Lender, as applicable, proportionately to its Pro Rata Share thereof.

(c)         Partial Payments.  Notwithstanding anything in this Section 2.11 to the contrary, the Companies shall not partially prepay any Multi-Draw Term Loan and/or partially reduce any Commitment unless the aggregate amount of the remaining Commitments plus the remaining outstanding principal amount under the Multi-Draw Term Loans is equal to at least fifty percent (50%) of the aggregate amount of the Commitments on the Closing Date; provided, however, that the Company may repay the Multi-Draw Term Loans in full at any time.

All voluntary prepayments pursuant to this Section 2.11 shall be subject to any agreed upon premiums and any yield maintenance amounts contained in the Fee Letter or any other agreement between Administrative Agent and the Companies.

2.12.      Mandatory Prepayments/Commitment Reductions.

(a)          Asset Sales.  No later than the first Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $250,000 in the aggregate since the Closing Date (excluding a sale (whether or not made in the ordinary course of business) of any portion of the Floorplan Collateral), the Companies shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, the Companies shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in (i) long-term productive assets of the general type used in the business of the Companies if such assets are purchased or constructed within one hundred eighty days following receipt of such Net Asset Sale Proceeds (and so long as any such individual or aggregate investment is not in excess of $250,000 or, if consented to by Administrative Agent, more); or (ii) Permitted Acquisitions if (A) a definitive purchase agreement with respect to such Permitted Acquisition is executed within one hundred twenty days following receipt of such Net Asset Proceeds and (B) the transaction contemplated by such purchase agreement is consummated within one hundred eighty days of receipt thereof; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall, at the option of the Companies, be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) and, to the extent such Asset Sale Reinvestment Amounts exceed the amount required to prepay all such Revolving Loans, the balance thereof shall be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Administrative Agent.  In the event that the Asset Sale Reinvestment Amounts are not applied to the Obligations or reinvested by the Companies prior to the earliest of (1) the last day of such one hundred twenty day period (if a definitive purchase agreement with respect to a Permitted Acquisition has not been executed in accordance with the other provisions of this Agreement), (2) the last day of such one hundred eighty day period (if a definitive purchase agreement with respect to a Permitted Acquisition has been executed but the transactions contemplated thereby have not been consummated in accordance with the other provisions of this Agreement), and (3) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.13(b).

(b)          Insurance/Condemnation Proceeds.  Except to the extent required to be applied as a prepayment of any Approved Floorplan Financing or Indebtedness under the TCF Agreement, no later than the first Business Day following the date of receipt by PubCo or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Companies shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000 (such amounts, the “Insurance/Condemnation Reinvestments Amounts”), the Companies shall have the option, directly or through one or more of its Subsidiaries to invest such Insurance/Condemnation Reinvestment Amounts within one hundred eighty days of receipt thereof (the “Insurance/Condemnation Reinvestment Period”) in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and otherwise held at all times prior to such investment in an escrow account in form and substance reasonably satisfactory to Administrative Agent.  In the event that such Insurance/Condemnation Reinvestment Amounts are not applied to the Obligations or reinvested by the Companies prior to the earlier of (i) the expiration of the applicable Insurance/Condemnation Reinvestment Period, and (ii) the occurrence of an Event of Default, then, such failure shall continue unremedied for a period of three Business Days, an Event of Default shall be deemed to have occurred and be continuing under this Section 2.12(b) until a prepayment is made (or any such escrow is applied by Administrative Agent as a prepayment) in an amount equal to such Insurance/Condemnation Reinvestment Amounts that have not been so reinvested.

(c)         Issuance of Equity Securities.  On the date of receipt by any Credit Party or any of its Subsidiaries of any Net Equity Proceeds (excluding any Net Equity Proceeds in connection with the Specified IPO),  from any Person other than a Credit Party, excluding any such Net Equity Proceeds used for purposes approved in writing by Administrative Agent in its sole discretion, the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to 100% of such Net Equity Proceeds.

(d)          Issuance of Debt.  On the date of receipt by any Credit Party or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of any Credit Party or any of its Subsidiaries (excluding any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Companies shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)          Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending on September 30, 2021), the Companies shall, not later than the third Business Day following the date on which audited financial statements are delivered or required to be delivered pursuant to Section 5.1(c) for such Fiscal Year, prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow; provided that such Consolidated Excess Cash Flow for Fiscal Year 2021 shall be calculated for the period commencing on the first day of the first full fiscal month after the Closing Date and ending on the last day of such Fiscal Year rather than the entirety of such Fiscal Year.  Any amounts prepaid pursuant to this Section 2.12(e) with respect to any Fiscal Year in excess of 75% of Consolidated Excess Cash Flow shall be treated as voluntary prepayments made pursuant to Section 2.13(a).

(f)          Revolving Loans.  The Companies shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(g)          Prepayment of Excess Outstanding Amounts.  Within 3 Business Days after delivery of the financial statements pursuant to Section 5.1(a), the Companies shall prepay Loans in an amount equal to 100% of the amount by which (i) the Consolidated Senior Debt (excluding (w) the Approved Floorplan Financing, (x) Indebtedness under the TCF Agreement, (y) any interest on the Obligations that has been capitalized to the principal balance of the Obligations and (z) any Deferred TRA Obligations) as of the date of such financial statements exceeds (ii) the product of (x) Consolidated Adjusted EBITDA for the twelve-month period ending on the last day of the fiscal month for which such financial statements were prepared, multiplied by (y) the maximum Senior Leverage Ratio permitted pursuant to Section 6.8(b) for the most recently ended Fiscal Quarter.

(h)          Tax Refunds.  On the date of receipt by any Credit Party or any of its Subsidiaries of any tax refunds in excess of $250,000 in the aggregate in any Fiscal Year, the Companies shall prepay Loans and/or Commitments shall be reduced as set forth in Section 2.13(b) in the amount of such tax refunds in excess of $250,000.

(i)          Escrows and Indemnities.  On the date of receipt by any Credit Party or any of its Subsidiaries of any payment in excess of $250,000 pursuant to the definitive documentation for any Permitted Acquisition which payment constitutes a release of any escrowed amounts or an indemnification obligation, the Companies shall prepay Loans and/or Commitments shall be reduced as set forth in Section 2.13(b) in the amount of 100% of such payments.

(j)         Prepayment Certificate.  Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to Sections 2.12(a) through 2.12(i), the Company Representative shall deliver to Administrative Agent a certificate of a Chief Financial Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under any of the Credit Documents, if any, as the case may be.  In the event that the Companies shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Companies shall promptly make an additional prepayment of the Loans and/or the Commitments shall be permanently reduced in an amount equal to such excess, and the Company Representative shall concurrently therewith deliver to Administrative Agent (who shall promptly forward to each Lender) a certificate of a Chief Financial Officer demonstrating the derivation of such excess.

(k)          Premiums.  Any prepayments pursuant to this Section 2.12 shall be subject to any agreed upon premiums and yield maintenance amounts contained in the Fee Letter or any other agreement between Administrative Agent and the Credit Parties.

2.13.      Application of Prepayments/Reductions.

(a)          Application of Voluntary Prepayments of Revolving Loans.  Any prepayment of any Revolving Loan pursuant to Section 2.11 shall be applied to repay outstanding Revolving Loans to the full extent thereof.

(b)          Application of Other Prepayments to Loans.  Any voluntary prepayments of Multi-Draw Term Loans pursuant to Section 2.11 and any mandatory prepayment of any Loan pursuant to Section 2.12 shall be applied as follows:

first, to the payment of all fees other than any premium, and all expenses specified in Section 10.2, in each case, to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, to the payment of the applicable premium (including any prepayment fee and yield maintenance or similar amounts), if any, on any Loan or Commitment;

fifth, except in connection with any Waivable Mandatory Prepayment that is waived in accordance with Section 2.13(c), to prepay Multi-Draw Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied in inverse order of maturity to reduce the remaining scheduled Installments of principal of the Multi-Draw Term Loans;

sixth, to permanently reduce the Multi-Draw Term Loan Commitments to the full extent thereof;

seventh, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments to the full extent thereof; and

eighth, to payment of any remaining Obligations then due and payable.

(c)          Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event the Companies are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Multi-Draw Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Companies are required to make such Waivable Mandatory Prepayment, the Company Representative shall notify Administrative Agent of the amount of such prepayment, and each Lender’s option to elect not to receive its Pro Rata Share of such Waivable Mandatory Prepayment.  Each such Lender may exercise an option to not receive such Waivable Mandatory Prepayment by giving written notice to the Company Representative and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Company Representative and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Companies shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Multi-Draw Term Loans of such Lenders (which prepayment shall be applied to the scheduled installments of principal of the Multi-Draw Term Loans in accordance with Section 2.13(b)), and (ii) to the extent of any excess, to the Companies for working capital and general corporate purposes.

(d)          Application of Prepayments of Loans to Base Rate Loans and LIBO Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBO Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Companies pursuant to Section 2.16(d).

2.14.       General Provisions Regarding Payments.

(a)        All payments by the Companies of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due by wire transfer to an account designated by Administrative Agent from time to time that is maintained by Administrative Agent or its Affiliates for the account of the Lenders or Administrative Agent.  For purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Companies on the next Business Day.

(b)          All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payment received in respect of any Loan on a date when interest or premium is due and payable with respect to such Loan) shall be applied to the payment of interest and premium then due and payable before application to principal.

(c)          Administrative Agent (or an agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)         Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBO Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)          Administrative Agent shall deem any payment by or on behalf of the Companies hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non‑conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to the Company Representative and each applicable Lender (confirmed in writing) if any payment is non‑conforming.  Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is Paid in Full.

(g)         If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.15.      Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Companies expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by the Companies to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by any Credit Party pursuant to and in accordance with the express terms of any Credit Document (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.16.       Making or Maintaining LIBO Rate Loans.

(a)          Changed Circumstances/Temporary LIBOR Unavailability.  In the event that Administrative Agent determines (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBO Rate Loans, that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate Loans, (ii) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBO Rate Loans on the basis provided for in the definition of Adjusted LIBO Rate, or (iii) the Adjusted LIBO Rate does not adequately and fairly reflect the cost to Lenders of making or maintaining such LIBO Rate Loans during such Interest Period, Administrative Agent will reasonably promptly give notice to the Company Representative and each Lender of such determination, whereupon (A) no Loans may be made as, or converted to, LIBO Rate Loans until such time as Administrative Agent notifies the Company Representative and Lenders that the circumstances giving rise to such notice no longer exist, and (B) any Funding Notice requesting LIBO Rate Loans shall be deemed a request for Base Rate Loans and any Conversion/Continuation Notice (to the extent it contemplates the continuation of, or conversion into, LIBO Rate Loans) shall be deemed to be rescinded by the Companies.

(b)          LIBOR Discontinuation.

(i)          If at any time Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) a Benchmark Discontinuance Event has occurred, Administrative Agent and the Companies shall endeavor to establish an alternate replacement rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for bank loans in the United States at such time as well as to Administrative Agent’s operational requirements, and Administrative Agent and the Companies shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  If such replacement rate of interest as so determined would be less than zero, such rate shall be deemed to be zero.  In order to account for the relationship of the replacement interest rate to the Adjusted LIBO Rate, additional spread adjustment and/or other adjustments may be taken into account in the replacement rate of interest to preserve the economic yield of the Lenders in effect as of, and as contemplated on, the Closing Date.

(ii)        Notwithstanding anything to the contrary in Section 10.5, the amendment referred to in clause (i) above shall become effective without any further action or consent of any party to this Agreement (other than Administrative Agent and the Companies) so long as the Lenders shall have received at least five Business Days’ prior written notice of such amendment thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(iii)        To the extent that a Benchmark Immediate Discontinuance Event has occurred, until an alternate rate of interest shall be determined in accordance with this paragraph, (x) no Loans may be made as, or converted to, LIBO Rate Loans, and (y) any Funding Notice requesting LIBO Rate Loans shall be deemed a request for Base Rate Loans and any Conversion/Continuation Notice (to the extent it contemplates the continuation of, or conversion into, LIBO Rate Loans) shall be deemed to be rescinded by the Companies.

(c)        Illegality or Impracticability of LIBO Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Agent) that the making, maintaining, converting to, or continuation of its LIBO Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof that materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and such Affected Lender shall on that day give written or telephonic (promptly confirmed in writing) notice to the Company Representative and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBO Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBO Rate Loan then being requested by the Company Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBO Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBO Rate Loan then being requested by the Company Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Company Representative shall have the option, subject to the provisions of Section 2.16(d), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic (promptly confirmed in writing) notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(d)         Compensation for Breakage or Non Commencement of Interest Periods.  The Companies shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBO Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any LIBO Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBO Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBO Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBO Rate Loans is not made on any date specified in a notice of prepayment given by the Company Representative.

(e)         Booking of LIBO Rate Loans.  Any Lender may make, carry or transfer LIBO Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender; provided that if any Lender requires the Companies to pay any additional amounts to any Lender for the account of such Lender pursuant to this Section 2.16(e), then such Lender shall (at the written request of the Company Representative) use reasonable efforts to designate a different branch office or the office of an Affiliate of such Lender for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgement of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.16(e) in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Companies hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.17.      Increased Costs; Capital Adequacy.

(a)         Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office), Administrative Agent or any company controlling such Lender or Administrative Agent to any additional Tax (other than any Tax on the overall net income of such Person) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder, any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBO Rate Loans that are reflected in the definition of Adjusted LIBO Rate) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) or Administrative Agent with respect thereto; then, in any such case, the Companies shall promptly pay to such Lender or Administrative Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Person in its sole discretion shall determine) as may be necessary to compensate such Person on an after Tax basis for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender or Administrative Agent shall deliver to the Company Representative (in the case of a Lender, with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Person under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)         Capital Requirements and Liquidity Adjustment.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any Change in Law regarding capital adequacy or liquidity, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by the Company Representative from such Lender of the statement referred to in the next sentence, the Companies shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after Tax basis for such reduction. Such Lender shall deliver to the Company Representative (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)          Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Companies shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.18.      Taxes; Withholding, etc.

(a)         Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender).

(b)         Withholding of Taxes.  If any Credit Party, Administrative Agent, or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) the Company Representative shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Companies becomes aware of it; (ii) the Companies, Administrative Agent, or any other Person (acting as a withholding agent) shall pay or cause to be paid any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless otherwise provided in this Section 2.18 the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax that it is required by clause (ii) above to pay, the Company Representative shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any U.S. federal withholding tax, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided that additional amounts shall be payable to a Lender to the extent that such Lender’s assignor was entitled to receive such additional amounts.

(c)          Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non U.S. Lender”) shall, to the extent such Lender is legally entitled to do so, deliver to Administrative Agent for transmission to the Company Representative, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company Representative or Administrative Agent (each in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a U.S. Tax Compliance Certificate together with two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and the Company Representative on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax, or otherwise prove that it is entitled to such an exemption.  Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.18(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Company Representative two new copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, or W-9 (or, in any case, any successor form), or a U.S. Tax Compliance Certificate and two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to confirm or establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and the Company Representative in writing of its inability to deliver any such forms, certificates or other evidence.  The Companies shall not be required to pay any additional amount to any Lender under Section 2.18(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence required by the first sentence of this Section 2.18(c).

(d)         FATCA.  Notwithstanding anything to the contrary therein, the Companies shall not be required to pay any additional amount pursuant to Section 2.18(b) with respect to any U.S. federal withholding tax imposed under FATCA.  If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company Representative or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company Representative or Administrative Agent as may be necessary for the Companies and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

(e)          Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of Section 2.18(b), the Companies shall timely pay to the relevant Governmental Authorities in accordance with applicable law or, at the option of Administrative Agent timely reimburse it for the payment of, all Other Taxes.

(f)         Indemnification by Credit Parties.  Credit Parties shall jointly and severally indemnify Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.18(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) paid or payable by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Credit Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Credit Party’s receipt of such certificate.

(g)         Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent for (i) Taxes for which additional amounts are required to be paid pursuant to Section 2.18(b) and (f) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent therefor and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(i) relating to the maintenance of a Participant Register and (iii) any Taxes on overall net income and other Taxes for which additional amounts are not required to be paid by any Credit Party pursuant to Section 2.18 attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Such payment shall be due within ten days of such Lender’s receipt of such certificate.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

(h)         Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.18, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(i)         Survival.  Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.19.      Obligation to Mitigate.  Each Lender agrees that, if such Lender requests payment under Sections 2.17 or 2.18, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Sections 2.17 or 2.18, as the case may be, in the future would be eliminated or materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless the Companies agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Companies pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company Representative (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.20.          Defaulting Lenders.

(a)        Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as the Company Representative may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and the Company Representative, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, in accordance with Section 2.20(d); fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Companies as a result of any judgment of a court of competent jurisdiction obtained by the Companies against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of a Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)         Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Companies shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Companies shall not be required to pay the remaining amount of any such fee.

(b)          Defaulting Lender Cure.  If the Company Representative and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Companies while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.21.      Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Company Representative that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Sections 2.17 or 2.18, (ii) the circumstances that have caused such Lender to be an Affected Lender or that entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Company Representative’s request for such withdrawal; or (b) (i) any Lender shall become and continue to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.20(b) within five Business Days after the Company Representative’s or Administrative Agent’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased Cost Lender, only after receiving written request from the Company Representative to remove such Increased Cost Lender), by giving written notice to Company Representative and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (identified in consultation with Companies so long as no Event of Default exists) (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and such Terminated Lender shall pay the fees, if any, payable in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender, or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9; (2) on the date of such assignment, the Companies shall pay any amounts payable to such Terminated Lender pursuant to Sections 2.17 or 2.18 or under any other Credit Document; provided, such assignment shall not be deemed a prepayment and the Companies shall not be required to pay any premiums or yield maintenance amounts or other similar amount that would be payable pursuant to the Fee Letter in connection with a voluntary prepayment or otherwise; (3) such assignment does not conflict with applicable law, and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Administrative Agent exercises its option hereunder to cause an assignment by such Lender as an Increased Cost Lender, Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of an Increased Cost Lender, Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.22.      Incremental Facilities.  The Company Representative may by written notice to Administrative Agent elect to request the establishment of one or more new multi-draw term loan commitments (the “New Multi-Draw Term Loan Commitments”), by an amount not in excess of $20,000,000 in the aggregate and not less than $5,000,000 in the case of each such increase (or such lesser individual increase amount as may be approved by Administrative Agent in its sole discretion), and integral multiples of $1,000,000 in excess of that amount, and any such requested New Multi-Draw Term Loan Commitments shall only be permitted to the extent approved by Administrative Agent in its sole discretion.  Each such notice shall specify the requested date on which the Company Representative proposes that the New Multi-Draw Term Loan Commitments shall be effective (each actual effective date, an “Increased Amount Date”), which shall be a date not less than ten Business Days after the date on which such notice is delivered to Administrative Agent (or such shorter period of time as is agreed to by Administrative Agent in its sole discretion).  Upon receipt of such notice Administrative Agent shall be entitled to arrange a syndicate of one or more lenders to provide the new Multi-Draw Term Loans, which syndicate may consist of existing Lenders or any other Persons that are Eligible Assignees (each, a “New Multi-Draw Term Loan Lender”); provided that: (i) Administrative Agent may elect or decline, in its sole discretion, to arrange any such New Multi-Draw Term Loan Commitments; (ii) the opportunity to commit to provide all or a portion of the New Multi-Draw Term Loan Commitments shall be offered by the Companies first to the existing Lenders on a pro rata basis and, to the extent any such Lenders decline such offer after being provided a bona fide opportunity (which shall be deemed satisfied if any such Lender does not consent to provide such New Multi-Draw Term Loan Commitment within 10 Business Days of receiving notice thereof) to do so, only then may such opportunity be offered to any other Eligible Assignees (including other existing Lenders); (iii) any Lender approached to provide all or a portion of the New Multi-Draw Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Multi-Draw Term Loan Commitment; (iv) any New Multi-Draw Term Loan Lender shall be acceptable to Administrative Agent in its sole discretion; (v) any such New Multi-Draw Term Loans may be unsecured or, to the extent secured, shall be secured on a pari or junior basis and shall not be secured by any property or assets other than the Collateral; (vi) such New Multi-Draw Term Loans shall rank either pari passu or junior in right of payment to all then existing Multi-Draw Term Loans under this Agreement; and (vii) any such New Multi-Draw Term Loans shall not be borrowed or guaranteed by any Person that is not an obligor in respect of the other then existing Multi-Draw Term Loans under this Agreement.

Such New Multi-Draw Term Loan Commitments, if approved by Administrative Agent and arranged in accordance with this Section 2.22, shall become effective, as of the requested Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Multi-Draw Term Loan Commitments; (ii) both before and after giving effect to the making of any New Multi-Draw Term Loans and the application of the proceeds thereof, each of the conditions set forth in Section 3.2 shall be satisfied; (iii) PubCo and its Subsidiaries shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Section 6.8 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Multi-Draw Term Loan Commitments (assuming, for purposes of such test, that such New Multi-Draw Term Loan Commitments are fully funded);  (iv) the New Multi-Draw Term Loan Commitments, shall be effected pursuant to one or more Joinder Agreements or amendments to this Agreement that are executed and delivered by the Companies, Administrative Agent and each New Multi-Draw Term Loan Lender, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.18(c); (v) all other fees and expenses owing in respect of such increase to Administrative Agent, Collateral Agent, and the New Multi-Draw Term Loan Lenders, as applicable, will have been paid; and (vi) the Companies shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Multi-Draw Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of Multi-Draw Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which any New Multi-Draw Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Multi-Draw Term Loan Lender shall make a Loan (or Loans, including but not limited to Multi-Draw Term Loans that may be funded after the Increased Amount Date for a period to be agreed upon at such time) available to the Companies (each a “New Multi-Draw Term Loan”) in an amount equal to its New Multi-Draw Term Loan Commitment, and (ii) each New Multi-Draw Term Loan Lender shall become a Lender hereunder with respect to the New Multi-Draw Term Loan Commitment and the New Multi-Draw Term Loans made pursuant thereto.

Administrative Agent shall, after its approval of any requested New Multi-Draw Term Loan Commitments, promptly notify Lenders of the proposed Increased Amount Date, the proposed New Multi-Draw Term Loan Commitments, and the proposed New Multi-Draw Term Loan Lenders, as applicable.

The terms and provisions of the New Multi-Draw Term Loans and New Multi-Draw Term Loan Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the then existing Multi-Draw Term Loans.  In any event (i) the weighted average life to maturity of all New Multi-Draw Term Loans of any Series shall be no shorter than the weighted average life to maturity of any of the Revolving Loans, the Multi-Draw Terms Loans (whichever is longest), (ii) the applicable New Multi-Draw Term Loan Maturity Date shall be no shorter than the Latest Maturity Date, (iii) the Weighted Average Yield applicable to the New Multi-Draw Term Loans shall be determined by the Company Representative and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the Weighted Average Yield applicable to the New Multi-Draw Term Loans shall not be greater than the highest applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to any other Class of Multi-Draw Term Loans unless the interest rate with respect to each existing Class of Multi-Draw Term Loans is increased so as to cause the then applicable Weighted Average Yield of each Class of Multi-Draw Term Loans to equal the Weighted Average Yield applicable to the New Multi-Draw Term Loans, and (iv) all other terms of the New Multi-Draw Term Loans and New Multi-Draw Term Loan Commitments, if not consistent with the terms of the Multi-Draw Term Loans, as applicable, must be acceptable to Administrative Agent in its sole discretion and, in any event, such terms may not be materially more favorable, taken as a whole, to the New Multi-Draw Term Loan Lenders than the terms of the Multi-Draw Term Loans.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.22.

2.23.      Companies as Co-Borrowers.

(a)         Joint and Several Liability.  All Obligations of the Companies under this Agreement and the other Credit Documents shall be joint and several Obligations of each Company.  Anything contained in this Agreement and the other Credit Documents to the contrary notwithstanding, the Obligations of each Company hereunder, solely to the extent that such Company did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Company, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Company in respect of intercompany Indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Company pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Company and other Affiliates of any Credit Party of Obligations arising under Guaranties by such parties.

(b)         Subrogation.  Until the Obligations shall have been Paid in Full, each Company shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy that it now has or may hereafter have against the other Company or any other guarantor of the Obligations.  Each Company further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Company may have against the other Company, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights Collateral Agent may have against the other Company, any such collateral or security, and any such other guarantor.  The Companies under this Agreement and the other Credit Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Credit Documents.  Accordingly, in the event any payment or distribution is made on any date by any Company under this Agreement and the other Credit Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Company in the amount of such other Company’s Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Company’s Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date.  “Obligation Fair Share” means, with respect to a Company as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Company to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Companies, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Companies under this Agreement and the other Credit Documents in respect of the Obligations guaranteed.  “Obligation Fair Share Shortfall” means, with respect to a Company as of any date of determination, the excess, if any, of the Obligation Fair Share of such Company over the Obligation Aggregate Payments of such Company.  “Obligation Fair Share Contribution Amount” means, with respect to a Company as of any date of determination, the maximum aggregate amount of the Obligations of such Company under this Agreement and the other Credit Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Company for purposes of this Section 2.23, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Company.  “Obligation Aggregate Payments” means, with respect to a Company as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Company in respect of this Agreement and the other Credit Documents (including in respect of this Section 2.23) minus (B) the aggregate amount of all payments received on or before such date by such Company from the other Company as contributions under this Section 2.23.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower.  The allocation among the Companies of their Obligations as set forth in this Section 2.23, shall not be construed in any way to limit the liability of any Company hereunder or under any Credit Document.

(c)         Representative of Companies.  Each Company hereby appoints OWAO as its agent, attorney-in-fact and representative (in such capacity, the “Company Representative”) for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to the Companies under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by the Companies or any Company under this Agreement, and (iv) all other purposes incidental to any of the foregoing.  Each Company agrees that any action taken by OWAO, as Company Representative shall be binding upon each such Company to the same extent as if directly taken by such Company.

(d)          Allocation of Loans.  All Loans shall be made to OWAO, as borrower unless a different allocation of the Loans as between OWAO and any other Company with respect to any borrowing hereunder is included in the applicable Funding Notice.

(e)        Obligations Absolute.  Each Company hereby waives, for the benefit of Beneficiaries: (i) any right to require any Beneficiary, as a condition of payment or performance by such Company, to (A) proceed against any other Company, any guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (B) proceed against or exhaust any security held from any other Company, any guarantor or any other Person, (C) proceed against or have resort to any balance of any Deposit Account, Securities Account, or any other credit on the books of any Beneficiary in favor of any other Company or any other Person, or (D) pursue any other remedy in the power of any Beneficiary whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Company or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Company or any Guarantor from any cause other than Payment in Full of all Obligations; (iii) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Beneficiary’s errors or omissions in the administration of the Obligations, except behavior that amounts to willful misconduct as determined by a non-appealable judgment of a court of competent jurisdiction; (v) (A) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Company’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Company’s liability hereunder or the enforcement hereof, (C) any rights to set offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any Secured Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

SECTION 3.	CONDITIONS PRECEDENT

3.1.        Conditions Precedent to Closing Date.  The obligation of each Lender to enter into this Agreement and to make any Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (in each case, except to the extent required to be satisfied as a condition subsequent in accordance with Section 5.15):

(a)         Credit Documents; IPO Documents.  Administrative Agent shall have received sufficient copies of (i) this Agreement, the Fee Letter, an Intercompany Note and Subordination, promissory notes, if any are requested, the Pledge and Security Agreement, each Guaranty, and each other Credit Document to be dated as of the Closing Date, in each case as Administrative Agent shall request, in form and substance satisfactory to Administrative Agent, and executed and delivered by each applicable Credit Party and each other Person party thereto (with such originals as are reasonably requested by Administrative Agent); and (ii) definitive documentation governing the Specified IPO Transactions (collectively, the “Specified IPO Documents”), in each case, in form and substance satisfactory to Agent.

(b)         Organizational Documents; Incumbency.  Administrative Agent shall have received in respect of each Credit Party (i) sufficient copies of each Organizational Document as Administrative Agent shall request, in each case certified by an Authorized Officer of such Credit Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party executing this Agreement and the Transactions contemplated hereby; (iii) resolutions of the Board of Directors of each Credit Party with respect to the authorization of such Credit Party to execute and deliver this Agreement and the other Credit Documents and to enter into the Transactions contemplated in those documents, in each case, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction material to the business of such Credit Party in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)          Organizational and Capital Structure.  The legal, organizational and capital structure of the Credit Parties, both before and after giving effect to the Transactions occurring on the Closing Date, shall be satisfactory to Agent.

(d)          Consummation of Qualified IPO.

(i)          Substantially concurrently with the effectiveness of this Agreement, the sale or the listing for trading of common stock of PubCo on a bona fide nationally recognized securities exchange resulting in PubCo receiving gross proceeds (excluding any proceeds as a result of exercising the “greenshoe” option in connection therewith) of no less than $55,000,000 (such transaction, the “Qualified IPO”).

(ii)         Substantially concurrently with the Qualified IPO, the net cash proceeds of such Qualified IPO shall have been further contributed to Holdings substantially concurrently with such Qualified IPO.

(iii)        The Specified IPO Transactions shall have been consummated in accordance with the Specified IPO Documents.

(iv)        The Specified IPO Documents shall each be in form and substance satisfactory to Administrative Agent in its sole discretion, shall have been executed and delivered and be in full force and effect in accordance with their respective terms and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

(e)          Existing Indebtedness.  Substantially concurrently with the effectiveness of this Agreement, all Existing Indebtedness (other than Existing Indebtedness permitted to remain outstanding under Section 9.02), in each case, shall have been repaid, redeemed, defeased, discharged, refinanced or terminated (or irrevocable notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy in full the obligations under any related indentures or notes) and all commitments thereunder shall have been terminated or continued, in each case by refinancing, payoff, release and termination documentation satisfactory to Administrative Agent.

(f)          Transaction Costs.  On or prior to the Closing Date, the Company Representative shall have delivered to Administrative Agent and each Lender their reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(g)          Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with transactions contemplated by the Credit Documents and the Specified IPO Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Specified IPO Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)          Real Estate Assets.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Administrative Agent and Collateral Agent shall have received from the Companies and each applicable Guarantor:

(i)          fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed on Schedule 3.1(h) (each, a “Closing Date Mortgaged Property”), together with all other Mortgaged Real Estate Documents in respect of each such Closing Date Mortgaged Property, in each case, to the extent not already delivered; and

(ii)         in the case of each Closing Date Mortgaged Property that is a Leasehold Property, if any, the Leasehold Property Documents for such Leasehold Property, in each case, to the extent not already delivered.

(i)           Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i)          evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)         (1) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search; (2) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and (3) fully executed and, as appropriate, notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions;

(iii)        opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)        evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j)          Environmental Reports.  Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities specified by Administrative Agent.

(k)         Financial Statements; Projections.  Lenders shall have received from the Company Representative (i) the Historical Financial Statements, all in form and substance satisfactory to Agent, (ii) pro forma consolidated and consolidating balance sheets of PubCo and its subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions occurring on the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Agent, (iii) pro forma consolidated and consolidating income statements of PubCo and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions occurring on the Closing Date, and (iv) projections of PubCo and its Subsidiaries for the fiscal periods requested by the Lenders, including quarterly projections for each quarter during such fiscal periods.

(l)          Evidence of Insurance.  Collateral Agent shall have received a certificate from each applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and lender loss payee thereunder (but only respect to the Collateral or as its interests may otherwise appear and not with respect to the Floorplan Collateral) to the extent required under Section 5.5.

(m)        Opinions of Counsel to Credit Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Gold Law Partners, counsel for Credit Parties; (ii) Smith, Gambrell & Russell, LLP, counsel for Credit Parties, and (iii) local real estate counsel for the Credit Parties, in each case, as to such matters as Administrative Agent may reasonably request, each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n)         Fees and Expenses.  The Companies shall have paid to Administrative Agent the fees payable on or before the Closing Date referred to in Section 2.9 and all expenses payable pursuant to Section 10.2 that have accrued and been invoiced two days before the Closing Date.

(o)        Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Credit Parties dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions occurring on the Closing Date, the Credit Parties, taken as a whole, are Solvent.

(p)          Closing Date Certificate. The Credit Parties shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(q)         No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding, hearing, or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transactions occurring on the Closing Date, or that could have a Material Adverse Effect.

(r)          Approved Floorplan Financing Documents.  Administrative Agent shall have received certified copies of the definitive documentation of the Companies’ Approved Floorplan Financing, each of which shall be in form and substance satisfactory to Administrative Agent and shall include consents, amendments, terminations (including with respect to subordinations that are no longer relevant) and/or other modifications (including amending related UCC-1 financing statements consistent with the Intercreditor Agreement and consistent with this Agreement) necessary to permit the consummation of the Transactions occurring on the Closing Date.  Such Companies’ Approved Floorplan Financing shall have commitments and availability in such amounts and on such terms, including, but not limited to, with respect to the Intercreditor Agreement and any applicable subordination agreement, as are satisfactory to Agent.

(s)          Approved Subordinated Debt Documents.  Administrative Agent shall have received (i) copies of all definitive documentation governing the Earn Out Obligations and Seller Financing Indebtedness payable by any Credit Party that will remain outstanding after the Closing Date, which shall be in form, substance and amount satisfactory to Administrative Agent and (ii) copies of amendments to or restatements of all existing subordination agreements entered into by the obligees thereunder, which subordination agreements shall be in form and substance acceptable to Administrative Agent.

(t)           Minimum Liquidity.  On the Closing Date and immediately after giving effect to the consummation of the Transactions occurring on the Closing Date, the Credit Parties shall have Consolidated Liquidity of at least [***].

(u)          Maximum Senior Leverage Ratio.  On the Closing Date and immediately after giving effect to the consummation of the Transactions occurring on the Closing Date, the Senior Leverage Ratio shall not be greater than 2.50:1.00.

(v)          Maximum Total Leverage Ratio.  On the Closing Date and immediately after giving effect to the consummation of the Transactions occurring on the Closing Date, the Total Leverage Ratio shall not be greater than 3.00:1.00.

(w)       No Material Adverse Change.  Since September 30, 2019, there shall have occurred no (a) material adverse change in or effect on: (i) the business, condition (financial or otherwise), assets, liabilities (actual or contingent), operations, management, performance, or properties of the Credit Parties, taken as a whole, (ii) the ability of any Credit Party to fully and timely perform its obligations under the Credit Documents, (iii) the ability of Agent to enforce the Credit Documents or (b) disruption, adverse change or condition in the financial, lending, banking or capital markets generally.

(x)          Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent, and such counsel, and Administrative Agent and such counsel shall have received all such counterpart or certified copies of such documents as Administrative Agent may reasonably request.

(y)          Letter of Direction.  Administrative Agent shall have received a duly executed letter of direction from the Company Representative addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date substantially in the form of Exhibit B hereto, together with a funds flow, in form and substance satisfactory to Administrative Agent.

(z)          “KYC” Documentation.

(i)          At least ten days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii)         At least five Business Days prior to the Closing Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Credit Party.

Each Agent and each Lender, by delivering its signature page to this Agreement and, in the case of the Lenders, funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2.        Conditions to Each Credit Extension.

(a)          Conditions Precedent.  The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)          Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii)         After making the Credit Extensions requested on such Credit Date, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (y) in the case of Multi-Draw Term Loans, sufficient Multi-Draw Term Loan Commitments remain for such requested Loan, and (z) Availability would be $0 or greater;

(iii)        As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof;

(iv)         As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)        The Chief Financial Officer of the Companies shall have delivered an Officer’s Certificate representing and warranting and otherwise demonstrating and calculating to the satisfaction of Administrative Agent that, as of such Credit Date, the Companies reasonably expect, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of the current Fiscal Quarter, (1) the Total Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the maximum Total Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.8(c), (2) the Senior Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the Leverage Incurrence Multiple in effect at such time, (3) after making the Credit Extension requested on such Credit Date, Availability would be $0 or greater and (4) after giving effect to such Credit Extension and any permitted use of proceeds therefor on such Credit Date, the aggregate Cash and Cash Equivalents of PubCo and its Subsidiaries will not exceed $10,000,000; and

(vi)         With respect to any Credit Extension, the use of proceeds of which is intended to finance an Acquisition, Administrative Agent shall have received evidence that such Acquisition is a Permitted Acquisition and all acquisition documentation shall be in form and substance satisfactory to Administrative Agent in its reasonable discretion.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or such Requisite Lenders such request is warranted under the circumstances.

(b)         Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, the Company Representative may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that telephonic notice is given. In the event of a discrepancy between the telephonic notice and the written notice, the written notice shall govern.  In the case of any Notice that is irrevocable once given, if the Company Representative provide telephonic notice in lieu of such Notice in writing, such telephone notice shall also be irrevocable once given.  Neither Administrative Agent, nor any Lender shall incur any liability to the Companies in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Companies or the Company Representative or for otherwise acting in good faith.

(c)          Each request for a borrowing of a Loan hereunder shall constitute a representation and warranty by the Company Representative as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions occurring on the Closing Date):

4.1.        Organization; Requisite Power and Authority; Qualification.  Each Credit Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.         Capital Stock and Ownership.  The Capital Stock of each of Credit Party and its Subsidiaries has been duly authorized and validly issued and is fully paid and non‑assessable.  Except as set forth on Schedule 4.2 or disclosed in the Registration Statement, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of any Credit Party or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance by any Credit Party or any of its Subsidiaries of any additional Capital Stock of any Credit Party or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Credit Party or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of PubCo and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the Transactions occurring on the Closing Date.

4.3.        Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.        No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the Transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to any Credit Party or any of its Subsidiaries, any of the Organizational Documents of any Credit Party or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on any Credit Party or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any Credit Party or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party or any of its Subsidiaries, except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to Lenders.

4.5.        Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the Transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6.        Binding Obligation.  Each Credit Document required to be delivered hereunder has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.        Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.  As of the Closing Date, no Credit Party or any of its Subsidiaries has any contingent liability or liability for taxes, long‑term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party and any of its Subsidiaries, taken as a whole.

4.8.        Projections .  On and as of the Closing Date, the projections of PubCo and its Subsidiaries for the period of Fiscal Year 2020 through and including Fiscal Year 2024, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of PubCo and its Subsidiaries; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of PubCo and its Subsidiaries believed that the Projections were reasonable and attainable.

4.9.         No Material Adverse Change.  Since September 30, 2019, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10.      No Restricted Junior Payments.  Since September 30, 2019, no Credit Party nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11.     Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither PubCo nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.      Payment of Taxes .  All income and other material non-income Tax returns and reports of any Credit Party or its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes due and payable and all assessments, fees and other governmental charges upon any Credit Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (other than any Taxes (i) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of any Credit Party and/or its applicable Subsidiary, as the case may be or (ii) that do not exceed $250,000 in the aggregate).  There is no proposed tax assessment against any Credit Party or any of its Subsidiaries that is not being actively contested by any Credit Party or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.      Properties.

(a)          Title.  Each Credit Party and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)          Real Estate.  As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, including an indication as to whether each such Real Estate Asset constitutes a Material Real Estate Asset within the meaning of clause (a) or (b) of the definition thereof, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Credit Parties do not have Knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)          Intellectual Property.

(i)         Part (i) of Schedule 4.13(c) is a complete and accurate list of all the Credit Parties’ Registered Intellectual Property.  All currently due maintenance fees, renewal fees, or similar fees for Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining Registered Intellectual Property.  All material items of Intellectual Property, whether or not listed on Schedule 4.13(c), used in the operation of the business of any Credit Party as presently conducted shall continue in full effect, on identical terms and conditions immediately following the consummation of the Transactions contemplated by this Agreement as are in effect immediately prior to such consummation.  The Intellectual Property used or held for use in and material to the conduct of business of each of the Credit Parties is valid, subsisting and enforceable.

(ii)         Except as set forth in Part (ii) of Schedule 4.13(c), (A) there are no pending suits, actions, claims, proceedings or investigations alleging that any Credit Party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Credit Parties, (B) no Credit Party has received any claim or correspondence from any Person alleging that any Credit Party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by any Credit Party and used in the business of any Credit Party, and (C) to the Knowledge of the Credit Parties, no Credit Party nor the business of any Credit Party infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person.

4.14.      Environmental Matters.  No Credit Party nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Credit Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of the Credit Party’s and its Subsidiaries’ Knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Credit Party nor any of its Subsidiaries nor, to any Credit Party’s Knowledge, any predecessor of any Credit Party or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of any Credit Party’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260‑270 or any state equivalent, except, in each case, where such generation, transportation, treatment, storage, or disposal could not reasonably be expected to result in a Material Adverse Effect.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to any Credit Party or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.      No Defaults.  No Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.16.      Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, together with any updates provided pursuant to Section 5.1(l), (a) all such Material Contracts are in full force and effect, (b) no defaults currently exist thereunder (other than as described on Schedule 4.16 or in such updates) and (c) each Material Contract that has not been amended, waived, or otherwise modified except as permitted under this Agreement.

4.17.     Governmental Regulation.  No Credit Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.  No Credit Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.       Federal Reserve Regulations; Exchange Act.

(a)          No Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)         No portion of the proceeds of any Credit Extension has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19.      Employee Matters.  No Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against any Credit Party or any of its Subsidiaries, or to the best Knowledge of the Credit Parties, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any of its Subsidiaries or to the best Knowledge of the Credit Parties, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Credit Party or any of its Subsidiaries, and (c) to the best Knowledge of the Credit Parties, no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and, to the best Knowledge of the Credit Parties, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.  No Credit Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and could reasonably be expected to result in a Material Adverse Effect or is in excess of $100,000, individually, or $250,000, in the aggregate for all such liabilities.

4.20.     Employee Benefit Plans.  Each Credit Party, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws and except as described on Schedule 4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of any Credit Party, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Each Credit Party, each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21.      Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement, except as payable to Agents and Lenders and except in connection with the Specified IPO Transactions as set forth in the Registration Statement or otherwise disclosed to Administrative Agent on or prior to the date hereof.

4.22.      Solvency.  Credit Parties, taken as a whole, are and, upon the incurrence of any Credit Extension by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23.      Compliance with Statutes, etc.

(a)         Each Credit Party and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, including compliance with all applicable (i) Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of any Credit Party or any of its Subsidiaries (it being understood, in the case of any statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities that are specifically referred to in any other provision of this Agreement, the Credit Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision) and (ii) Consumer Finance Laws, in each case under this clause (a) except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Each Credit Party and its Subsidiaries is in compliance in all material respects with all applicable federal and state privacy and data protection laws concerning Customer Information.  Each Credit Party and its Subsidiaries have implemented and maintain administrative, physical and technical safeguards to protect Customer Information that complies in all material respects with (i) the Credit Parties’ own respective rules, policies, and procedures, (ii) all applicable laws whose subject matter is the privacy or protection of Customer Information, (iii) the Payment Card Industry Data Security Standard (PCI DSS) and (iv) contracts into which any Credit Party has entered or by which it is otherwise bound.

4.24.       Disclosure.

(a)         No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Credit Party or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party or any of its Subsidiaries, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by any Credit Party or any of its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or that should upon the reasonable exercise of diligence be known) to any Credit Party or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

(b)          As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.25.      Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.

(a)         No Credit Party, any of its Subsidiaries, or any of their respective Directors, officers or, to the Knowledge of any Credit Party, employees, agents, advisors or Affiliates is a Sanctioned Person.  Each Credit Party and its Subsidiaries and their respective Directors, officers and, to the Knowledge of any Credit Party, employees, agents, advisors and Affiliates is in compliance with and has not violated (i) Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, and (iii) Anti-Terrorism and Anti-Money Laundering Laws.  No part of the proceeds of any Credit Extension has or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any Person.

(b)         Each Credit Party and its respective Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each Credit Party, its respective Subsidiaries, and each Controlled Entity, and each of their respective Directors, officers, employees and agents, is and will continue to be in compliance (in the case of employees and agents, in all material respects) with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Corruption and Anti-Bribery Laws.

SECTION 5.	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.        Financial Statements and Other Reports.  Unless otherwise provided below, the Company Representative will deliver to Administrative Agent and Lenders:

(a)          Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month (including months that began prior to the Closing Date for which financial statements were not previously delivered commencing with the month ending December 31, 2019), the consolidated and consolidating balance sheet of PubCo and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income of PubCo and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification and a Narrative Report with respect thereto, and any other operating reports prepared by management for such period;

(b)         Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, the consolidated and consolidating balance sheets of PubCo and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of PubCo and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)         Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of PubCo and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of PubCo and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by PubCo, and reasonably satisfactory to Administrative Agent (which report and accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of PubCo and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods);

(d)         Compliance Certificate.  Together with each delivery of financial statements of PubCo and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate.  Documents required to be delivered pursuant to Sections 5.1(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically by email notice to the recipient clearly indicating the relevant sections of this Agreement requiring reporting thereof and including electronic copies or links accessible by Administrative Agent and each Lender and, if so delivered, shall be deemed to have been delivered on the date on which both such notice has been provided and such documents are posted on any Company’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that Company Representative shall notify Administrative Agent and each Lender (by electronic mail) of the posting of any such documents and provide to Administrative Agent or any Lender by electronic mail electronic versions (i.e., soft copies) of such documents upon request.  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

(e)         Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements or otherwise as a result of the non-GAAP treatment of “operating” and “capital” leases required under Section 1.2, the consolidated financial statements of PubCo and its Subsidiaries delivered pursuant to Sections 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in or departure from accounting principles and policies been made, then, together with each delivery of such financial statements after such change or departure and continuing with each subsequent delivery until such reconciliations are no longer necessary or appropriate in connection with financial calculations hereunder, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)          Notice of Default.  Promptly and in any event within three Business Days after any officer of any Credit Party obtaining Knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to PubCo or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

(g)         Notice of Adverse Proceedings.  Promptly and in any event within three Business Days after any officer of any Credit Party obtaining Knowledge of (i) the institution of, or non‑frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company Representative to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to result in a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable Lenders and their counsel to evaluate such matters;

(h)          ERISA and Employment Matters.  (i) Promptly and in any event within three Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) promptly and in any event within five Business Days after the same is available to any Credit Party, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or any Lender shall reasonably request; and (iii) promptly and in any event within five Business Days after any Credit Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Credit Party;

(i)          Financial Plan.  As soon as practicable and in any event no later than thirty days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of PubCo and its Subsidiaries for each such Fiscal Year, (ii) forecasted consolidated statements of income and cash flows of PubCo and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to Agents;

(j)          Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, one or more certificates reasonably requested by Administrative Agent from the Credit Parties’ insurance broker(s) together with accompanying endorsements, in each case in form and substance satisfactory to Administrative Agent, and a report outlining all material insurance coverage maintained as of the date of such report by PubCo and its Subsidiaries and all material insurance coverage planned to be maintained by PubCo and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)          Notice of Change in Board of Directors.  With reasonable promptness and in any event within ten Business Days after such change, written notice of any change in the Board of Directors of any Credit Party;

(l)         Notice Regarding Material Contracts.  Promptly, and in any event within ten Business Days (i) after any Material Contract of PubCo or any of its Subsidiaries is terminated or cancelled, expires and is not renewed or is amended in a manner that is materially adverse to PubCo or such Subsidiary, as the case may be, or (ii) any new Material Contract, the termination of which would reasonably be likely to result in a Material Adverse Effect, is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by PubCo or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m)        Environmental Reports and Audits.  As soon as practicable and in any event within ten Business Days following receipt thereof, copies of all environmental audits, reports, and notices with respect to environmental matters at any Facility or that relate to any environmental liabilities of PubCo or its Subsidiaries that, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)         Information Regarding Collateral.  The Company Representative will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s legal name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or formation, or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.  The Credit Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  The Credit Parties shall also promptly notify Collateral Agent if any material portion of the Collateral is lost, stolen, damaged or destroyed;

(o)        Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), the Company Representative shall deliver to Collateral Agent a certificate of an Authorized Officer confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(o) and/or identifying such changes;

(p)         Aging Reports.  Together with each delivery of financial statements of the Credit Parties pursuant to Section 5.1(a), (i) a summary of the accounts receivable aging report of each Credit Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period;

(q)          Boat Manufacturer Contracts.  Together with each delivery of financial statements of the Credit Parties pursuant to Section 5.1(a), an updated list of all boat manufacturer contracts then in effect.

(r)          Tax Returns.  As soon as practicable and in any event within fifteen days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Credit Party;

(s)          KYC Documentation.

(i)          As soon as practicable and in any event within ten Business Days following Administrative Agent’s or any Lender’s request therefor after the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(ii)         As soon as practicable and in any event within five Business Days following Administrative Agent’s or any Lender’s request therefor after the Closing Date in connection with any Permitted Acquisition or change in ownership of any Credit Party, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Credit Party; and

(t)           Other Information.  (i) Promptly and in any event within ten Business Days of their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by PubCo to its Security holders acting in such capacity or by any Subsidiary of PubCo to its Security holders acting in such capacity, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by PubCo or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority, (C) all press releases and other statements made available generally by PubCo or any of its Subsidiaries to the public concerning material developments in the business of PubCo or any of its Subsidiaries; (ii) promptly after any request, such other information and data with respect to PubCo or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and (iii) to the extent practical, together with any delivery of financial information required under this Section 5.1, the Credit Parties shall deliver to Administrative Agent an Excel spreadsheet containing such financial information.

5.2.        Existence.  Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses (including Intellectual Property licenses) and permits material to its business; provided, no Credit Party (other than the Companies with respect to their existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3.         Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than PubCo or any of its Subsidiaries).

5.4.        Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of PubCo and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5.        Insurance.  The Credit Parties shall maintain or cause to be maintained, with financially sound and reputable insurers, (a) business interruption insurance reasonably satisfactory to Administrative Agent, and (b) such casualty insurance, public liability insurance, third-party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of PubCo and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, the Credit Parties shall maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of Secured Parties as the lender loss payee thereunder, and (iii) in each case, provide for at least thirty days’ (or 10 days’ in the case of cancellation for nonpayment of premium) prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6.        Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true, and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7.       Lenders Meetings.  The Credit Parties will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Credit Parties’ corporate offices (or telephonically, via video conference, or at such other location as may be agreed to by the Company Representative and Administrative Agent or, if agreed to by Administrative Agent in its sole discretion, via a conference call or other teleconference) at such time as may be agreed to by the Company Representative and Administrative Agent.

5.8.         Compliance with Laws.

(a)          Each Credit Party will comply in all material respects, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply in all material respects, with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and all Consumer Finance Laws, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood, in the case of any laws, rules, regulations, and orders specifically referred to any other provision of this Agreement, the Credit Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision), and (ii) all Sanctions, Anti-Corruption and Anti-Bribery Laws, and Anti-Terrorism and Anti-Money Laundering Laws in accordance with Section 4.25(a).  Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain the policies and procedures described in Section 4.25(b).

(b)         Each Credit Party will comply in all material respects, and shall cause each of its Subsidiaries, to comply in all material respects with all applicable federal and state privacy and data protection laws concerning Customer Information.  Credit Parties have implemented and shall maintain administrative, physical and technical safeguards to protect Customer Information that complies with (i) the Credit Parties’ own respective rules, policies, and procedures, (ii) all applicable laws whose subject matter is the privacy or protection of Customer Information, (iii) the Payment Card Industry Data Security Standard (PCI DSS) and (iv) contracts into which any Credit Party has entered or by which it is otherwise bound.

5.9.          Environmental.

(a)          Environmental Disclosure.  The Credit Parties will deliver to Administrative Agent and Lenders:

(i)         as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of PubCo or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)         promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by the Credit Parties or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)       as soon as practicable following the sending or receipt thereof by PubCo or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether PubCo or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)       prompt written notice describing in reasonable detail (A) any proposed acquisition of Capital Stock, assets, or property by PubCo or any of its Subsidiaries that could reasonably be expected to (1) expose PubCo or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of PubCo or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by PubCo or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject PubCo or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)          with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)         Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.      Additional Guarantors.  In the event that any Person becomes a Subsidiary of any Credit Party, such Credit Party shall, within thirty days (or such longer period as is extended by Collateral Agent in its sole discretion) of such Person becoming a Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i), 3.1(j), 3.1(k), and 3.1(l) and, with respect to any Material Real Estate Assets of such Subsidiary, Section 5.11.   In addition, such Credit Party shall deliver, or cause such Subsidiary to deliver, as applicable, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in 100% of the Capital Stock of such Subsidiary under the Pledge and Security Agreement (including, as applicable, original certificates evidencing such Capital Stock and related powers or instruments of transfer executed in blank, as applicable).  With respect to each such Subsidiary, the Company Representative shall send to Administrative Agent, within thirty days of such Person becoming a Subsidiary (or at such later time as is approved by Collateral Agent in its sole discretion), written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of a Credit Party, and (ii) all of the data required to be set forth on Schedules 4.1 and 4.2 with respect to all Subsidiaries of each Credit Party; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof automatically upon such Person becoming a Subsidiary.

5.11.          Additional Locations and Material Real Estate Assets.

(a)         Fee-Owned Real Estate Assets.  In the event that any Credit Party acquires a fee-owned Material Real Estate Asset or a fee-owned Real Estate Asset owned on the Closing Date becomes a fee-owned Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly notify Collateral Agent thereof, and on the same date as acquiring such fee-owned Material Real Estate Asset, or within thirty days after any Real Estate Asset owned on the Closing Date becomes a fee-owned Material Real Estate Asset (or at such later time as is approved by Collateral Agent in its sole discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgaged Real Estate Documents with respect to each such fee-owned Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such fee-owned Material Real Estate Asset.

(b)         Leasehold Real Estate Assets.  In the event that any Credit Party acquires a Leasehold Property that is a Material Real Estate Asset after the Closing Date or a Leasehold Property becomes a Material Real Estate Asset after the Closing Date, then such Credit Party, contemporaneously with leasing such Material Real Estate Asset, or within thirty days (or at such later time as is approved by Collateral Agent in its sole discretion) after any leased Real Estate Asset becomes (including as a result of any rent increase or any lease extension, renewal, or restatement) a Material Real Estate Asset (or at such later time as is approved by Collateral Agent in its sole discretion), shall take commercially reasonable efforts to cause to be executed and delivered all Leasehold Property Documents and Mortgaged Real Estate Documents with respect to each such Leasehold Property that Collateral Agent shall reasonably request; provided that (i) the requirements in the immediately preceding sentence shall be deemed satisfied with respect to any Material Real Estate Asset leased from a non-Affiliate lessor to the extent that Company Representative has delivered evidence reasonably satisfactory to Collateral Agent that the Credit Parties have used commercially reasonable efforts to satisfy such requirements and are unable to satisfy clauses (a) and (b) of the definition of Leasehold Property Documents, and (ii) the requirement to satisfy clause (d) of the definition of Leasehold Property Documents shall be deemed satisfied to the extent that Company Representative has delivered evidence reasonably satisfactory to Collateral Agent that the Credit Parties have used commercially reasonable efforts to and are unable to satisfy such requirement .  Without limiting the foregoing, upon any Credit Party acquiring any new Leasehold Property at which any dealership is operated or entering, restating, renewing or extending the lease for any existing Leasehold Property at which any dealership is operated, such Credit Party shall deliver to Collateral Agent a report of trailing twelve month Dealership Level Revenue for such dealership.

(c)         Appraisals.  In addition to the foregoing, the Companies shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Mortgage.

5.12.      Intellectual Property.  In the event that any Credit Party acquires or develops any Registered Intellectual Property following the Closing Date, then such Credit Party, promptly after acquiring such Registered Intellectual Property, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements that Collateral Agent shall reasonably request in writing to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording requirements with any governmental or other equivalent institution, a perfected First Priority Lien in such Registered Intellectual Property.

5.13.      Further Assurances .  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents or to perfect, achieve better perfection of, or renew the rights of Collateral Agent for the benefit of Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by PubCo or any Subsidiary that may be deemed to be part of the Collateral).  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a First Priority Lien on the Collateral (and not the Floorplan Collateral), including all of the outstanding Capital Stock of the Companies and their Subsidiaries.

5.14.       Miscellaneous Covenants.  Unless otherwise consented to by Agents and Requisite Lenders:

(a)          Separateness.  PubCo will and will cause each of its Subsidiaries to:  (i) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity (unless such Affiliate is a Credit Party); and (iii) provide that its Board of Directors will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b)         Communication with Accountants.  Each Credit Party executing this Agreement authorizes Administrative Agent to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Credit Party or any of its Subsidiaries with respect to the business, results of operations and financial condition of any Credit Party or any of its Subsidiaries; provided, however, that Administrative Agent or the applicable Lender, as the case may be, shall provide the Company Representative with notice at least two Business Days prior to first initiating any such communication.

(c)          Activities of Management.  Each member of the senior executive management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Credit Parties; provided that, Philip Austin Singleton, Jr. may engage in other activities consistent with past practice prior to the Closing Date.

5.15.      Post-Closing Matters.  Each Credit Party shall, and shall cause each of its Subsidiaries to, as applicable, satisfy the requirements set forth on Schedule 5.15 on or before the respective date specified for each such requirement or such later date as is agreed to by Administrative Agent in its sole discretion.

SECTION 6.	NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until Payment in Full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.         Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

(b)        Indebtedness of PubCo (incurred in connection with any Permitted Acquisition or otherwise consented to by Administrative Agent and Requisite Lenders) or of any Guarantor Subsidiary, in each case owing to a Company or to any other Guarantor Subsidiary, or of a Company owing to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note and Subordination, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of all Obligations pursuant to the terms of the Intercompany Note and Subordination, and (iii) any payment by PubCo or any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to a Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)        Indebtedness incurred by PubCo (in connection with a Permitted Acquisition), Holdings or any of its Subsidiaries arising from agreements providing for customary indemnification or from customary guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Companies or any such Subsidiary pursuant to such agreements in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(d)          Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness;

(e)          Indebtedness in respect of netting services, overdraft protections and other services provided in connection with Deposit Accounts in the ordinary course of business;

(f)          Indebtedness constituting accounts payable incurred in the ordinary course of business and not more than 60 days past due (excluding, for the avoidance of doubt, any inventory floorplan financing and excluding any accounts payable being disputed in good faith);

(g)          guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(h)         guaranties by any Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of any Company of Indebtedness of such Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations (in payment or Lien priority), then such guaranties shall also be unsecured and/or subordinated to the Obligations to the same extent as such guaranteed Indebtedness;

(i)          Indebtedness described on Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions thereof, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)          Indebtedness in an aggregate amount not to exceed $5,000,000 (inclusive of any Indebtedness of similar types described on Schedule 6.1) at any time outstanding consisting of (x) Capital Lease Obligations and (y) other purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (1) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (2) constitute not less than 50% of the aggregate consideration paid with respect to such asset;

(k)          Indebtedness constituting Approved Subordinated Debt so long as (i) such Indebtedness is subject to subordination terms in form and substance satisfactory to Administrative Agent and Requisite Lenders and/or is structurally subordinated to the liabilities of the Companies in a manner satisfactory to Administrative Agent and Requisite Lenders and (ii) the aggregate outstanding principal amount of all such Indebtedness, at the time any such Indebtedness is incurred, does not exceed the Approved Subordinated Debt Cap after giving effect to such incurrence;

(l)          Indebtedness constituting an Approved Floorplan Financing so long as (i) such Indebtedness is subject to the Intercreditor Agreement and (ii) the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000,000 at any time, unless otherwise consented to by Administrative Agent and Requisite Lenders;

(m)         Indebtedness consisting of obligations under the TCF Agreement so long as the aggregate outstanding principal amount of all such Indebtedness does not exceed $1,000,000 at any time outstanding;

(n)          Indebtedness incurred by any Credit Party for purposes of financing the premiums for insurance policies purchased by and for the benefit of any Credit Parties in the ordinary course of business; provided that such Indebtedness is on customary terms and is either unsecured or secured solely by Liens permitted by Section 6.2(p); and

(o)          to the extent constituting Indebtedness, obligations in respect of Permitted TRA Payments, Deferred TRA Obligations, and other obligations pursuant to the Tax Receivable Agreement as in effect on the Closing Date.

6.2.        Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits, or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)          Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)          Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP so long as the aggregate amount of such Taxes does not exceed $250,000 at any time outstanding;

(c)         statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)         Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)          easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries and that, in the aggregate for any parcel of real property subject thereto, do not materially detract from the value of such parcel;

(f)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)          Liens solely on any customary cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)          non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of any Company or Subsidiary;

(l)           Liens described on Schedule 6.2 or on a title report delivered pursuant to Section 3.1(h), Section 5.11 or Section 5.15;

(m)        Liens securing Capital Leases and purchase money Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or subject to such Capital Lease, as the case may be;

(n)          Liens on the Floorplan Collateral securing the Approved Floorplan Financing so long as such Liens are subject to the Intercreditor Agreement and do not attach to any Collateral;

(o)          Liens securing Indebtedness permitted under Section 6.1(m), so long as such Liens only encumber inventory manufactured by BRP Inc. or one of its Subsidiaries that is financed pursuant to the TCF Agreement and do not attach to any Collateral; and

(p)          customary Liens securing Permitted Premium Financing, provided that such Liens attach solely to the insurance policies associated with such Permitted Premium Financing and the proceeds of such insurance policies.

Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any obligations of any Credit Party under any Hedge Agreement be secured by any Lien.

6.3.        Equitable Lien.  If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4.       No Further Negative Pledges .  Except with respect to (a) specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions on liens on the assets of the Companies pursuant to the Approved Floorplan Financing Documents, no Credit Party shall enter into or permit any of its Subsidiaries to enter into any agreement prohibiting, or triggering any requirement for equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Credit Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.5.        Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)          Any Subsidiary of the Companies may declare and pay dividends or make other distributions to any Credit Party that owns Capital Stock in such Subsidiary;

(b)          The following Restricted Junior Payments shall be permitted:

(i)          payments made by OWAO to Holdings (and by Holdings to PubCo) in an aggregate amount not to exceed $2,000,000 in any trailing twelve-month period, to the extent necessary to permit Holdings and the PubCo Holdings Group to pay general administrative costs and expenses;

(ii)         for so long as Holdings remains a partnership or disregarded entity for U.S. federal income tax purposes, payments made by OWAO to Holdings (and by Holdings to its equity holders) to the extent necessary for Permitted Tax Distributions;

(iii)        for so long as Holdings remains a partnership or disregarded entity for U.S. federal income tax purposes, Permitted TRA Payments by Holdings (and by OWAO to Holdings for such purposes):

(A)          if the Senior Leverage Ratio determined on a pro forma basis before and after giving effect to such payment does not exceed 2.00:1.00, Holdings may make Permitted TRA Payments in an aggregate amount not to exceed $5,000,000 in the trailing twelve (12) month period;

(B)          if the Senior Leverage Ratio determined on a pro forma basis before and after giving effect to such payment does not exceed 1.50:1.00, Holdings may make Permitted TRA Payments in an aggregate amount not to exceed $10,000,000 in the trailing twelve (12) month period; and

(C)          if the Senior Leverage Ratio determined on a pro forma basis before and after giving effect to such payment does not exceed 1.00:1.00, Holding may make Permitted TRA Payments in an unlimited amount in the trailing twelve (12) month period; and

(iv)       subject to any applicable subordination terms therefor, scheduled payments, or payments made by OWAO to Holdings in order to permit Holdings to make scheduled payments, of accrued interest and principal (or similar payments or distributions) in respect of any Approved Subordinated Debt, provided, with respect to each such payment in respect of the Approved Subordinated Debt, the Chief Financial Officer of Holdings shall have delivered an Officer’s Certificate representing and warranting and otherwise demonstrating and calculating to the satisfaction of Administrative Agent that, as of the date of such payment, (A) Consolidated Liquidity is at least $3,000,000 after giving effect to such payment, and (B) on a pro forma basis before and after giving effect to such payment (as if such payment was made during the applicable test period), the Companies are in compliance as of such date with the financial covenants set forth in Section 6.8 for the Fiscal Quarter most recently ended on a pro forma basis assuming that the applicable covenant levels set forth therein with respect to the maximum Senior Leverage Ratio and maximum Total Leverage Ratio permitted thereunder are 0.25 times more restrictive;

in each case under this Section 6.5(b), so long as the amount of any such Restricted Junior Payment is applied for such purpose and, except in the case of clause (b)(i), no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;

(c)          PubCo may issue Capital Stock (other than Disqualified Capital Stock) pursuant to incentive compensation plans in favor of employees so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;

(d)          PubCo or, with the consent of Administrative Agent and Requisite Lenders, Holdings may issue Capital Stock in connection with a Permitted Acquisition so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;

(e)          To the extent constituting Restricted Junior Payments, (i) the Credit Parties may consummate the Specified IPO Transactions on the Closing Date and (ii) OWAO may make to Holdings (and Holdings may make to its equity holders (determined as of the date of the Qualified IPO)) Pre-IPO Related Tax Distributions in accordance with Section 2.1(b) of the Master Reorganization Agreement; and

(f)          To the extent constituting Restricted Junior Payments, the Credit Parties may consummate Permitted Exchanges so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby.

Notwithstanding anything in this Section 6.5 to the contrary, no amount shall be permitted to be distributed by any Credit Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

6.6.        Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Companies to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Companies or any other Subsidiary of the Companies, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Company or any other Subsidiary of any Company, (c) make loans or advances to any Company or any other Subsidiary of any Company, or (d) transfer any of its property or assets to any Company or any other Subsidiary of any Company other than restrictions (i) in agreements evidencing purchase money Indebtedness or Capital Leases permitted by Section 6.1(j) that impose restrictions on the property so acquired or subject to such Capital Lease, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, and (iv) contained in the Approved Floorplan Financing Documents.

6.7.        Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment (including if made as an Acquisition) in any Person, including any Joint Venture, except:

(a)          Investments in Cash and Cash Equivalents;

(b)         equity Investments owned by any Credit Party as of the Closing Date (after giving effect to the Specified IPO Transactions) in any Subsidiary and equity Investments made after the Closing Date (i) by the PubCo Holdings Group in Holdings, (ii) by Holdings in OWAO, (iii) by any Company in any other Company and (iv) by any Company in any Wholly‑Owned Guarantor Subsidiaries of such Company;

(c)          Investments (i) in any Securities voluntarily accepted (or received in connection with Debtor Relief Law applicable to a debtor) in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d)          intercompany loans to the extent permitted under Section 6.1(b);

(e)          Investments in any Company or any of its Guarantor Subsidiaries for purposes of making Consolidated Capital Expenditures in respect of fixed assets directly owned by any Company or any of its Guarantor Subsidiaries;

(f)          Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

(g)          Investments made in connection with Permitted Exchanges to the extent permitted under Section 6.5(f);

(h)          Investments described on Schedule 6.7;

(i)           to the extent constituting Investments, the Credit Parties may consummate the Specified IPO Transactions; and

(j)           other Investments (other than Investments of the types listed in Section 6.7(a) – (i)) in an aggregate amount not to exceed $500,000 at any time.

Notwithstanding anything in this Section 6.7 to the contrary, (A) in no event shall any Credit Party make any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5 and (B) in no event shall any Credit Party make any Investments in any Joint Venture or any Person that is not a Credit Party, or does not become a Credit Party in accordance with Section 5.10 in connection with such Investment (including any such Investments consisting of otherwise permitted intercompany loans or Permitted Acquisitions), exceeding $250,000 at any time outstanding during the term of this Agreement or if any Default or Event of Default has occurred and is continuing at the time such Investment is made.

6.8.          Financial Covenants.

(a)          Fixed Charge Coverage Ratio.  The Credit Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2020, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
March 31, 2020 and thereafter	1.50:1.00

(b)          Senior Leverage Ratio.  The Credit Parties shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2020, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Senior Leverage Ratio
March 31, 2020	2.50:1.00
June 30, 2020	2.50:1.00
September 30, 2020	2.50:1.00
December 31, 2020	2.50:1.00
March 31, 2021	2.50:1.00
June 30, 2021	2.50:1.00
September 30, 2021	2.50:1.00
December 31, 2021	2.25:1.00
March 31, 2022	2.25:1.00
June 30, 2022	2.00:1.00
September 30, 2022	2.00:1.00
December 31, 2022	1.75:1.00
March 31, 2023	1.75:1.00
June 30, 2023 and thereafter	1.50:1.00

(c)          Total Leverage Ratio.  The Credit Parties shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2020, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Total Leverage Ratio
March 31, 2020	3.00:1.00
June 30, 2020	3.00:1.00
September 30, 2020	3.00:1.00
December 31, 2020	3.00:1.00
March 31, 2021	3.00:1.00
June 30, 2021	3.00:1.00
September 30, 2021	3.00:1.00
December 31, 2021	2.75:1.00
March 31, 2022	2.75:1.00
June 30, 2022	2.50:1.00
September 30, 2022	2.50:1.00
December 31, 2022	2.25:1.00
March 31, 2023	2.25:1.00
June 30, 2023 and thereafter	2.00:1.00

(d)          Minimum Consolidated Liquidity.  The Credit Parties shall not permit Consolidated Liquidity to be less than $1,000,000 at any time.

6.9.        Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or any plan of division, or liquidate, wind up or dissolve or divide itself (or suffer any liquidation, dissolution or division), or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or make any Acquisition, except:

(a)          any Subsidiary of Holdings (other than the Companies) may be merged with or into any Company or any Wholly-Owned Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Company or any Guarantor Subsidiary; provided, in the case of such a merger involving a Company, such Company shall be the continuing or surviving Person, and in the case of any other such merger, a Wholly-Owned Guarantor Subsidiary shall be the continuing or surviving Person;

(b)          any Company (other than OWAO) may be merged with or into any other Company;

(c)          sales or other dispositions of assets that do not constitute Asset Sales;

(d)          Asset Sales, the proceeds of which (i) are less than $250,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve-month period, are less than $500,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of PubCo), (B) no less than 100% thereof shall be paid in Cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(e)          disposals of obsolete or worn out property;

(f)          Permitted Acquisitions; and

(g)          Investments made in accordance with Section 6.7.

6.10.      Disposal of Subsidiary Interests.  Except for (a) in connection with the Specified IPO Transactions and (b) any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (A) to qualify Directors if required by applicable law, (B) the Capital Stock of any Subsidiary of PubCo that is formed or acquired in connection with a Permitted Acquisition may be transferred to Holdings and by Holdings to a Subsidiary that is a Credit Party, and (C) the Capital Stock of any Subsidiary of Holdings that is formed or acquired in connection with a Permitted Acquisition may be transferred by Holdings to a Subsidiary that is a Credit Party; or (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), to qualify Directors if required by applicable law, or by Holdings in connection with a Permitted Acquisition.

6.11.      Sales and Lease Backs.  Except for the existing leaseback arrangements described on Schedule 6.11, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), except pursuant to a sublease, or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.12.      Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (a) Administrative Agent has consented thereto in writing prior to the consummation thereof and (b) the terms of such transaction are not less favorable to any Credit Party or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (i) any transaction between the Companies and any Wholly-Owned Guarantor Subsidiary or any of them; (ii) reasonable and customary fees paid to members of the Board of Directors of any Credit Party or any of its Subsidiaries; (iii) reasonable and customary compensation arrangements for officers and other employees of any Credit Party or any of its Subsidiaries entered into in the ordinary course of business; (iv) the Specified IPO Transactions; (v) transactions described on Schedule 6.12; and (vi) Restricted Junior Payments to the extent permitted under Section 6.5.  The Credit Parties shall disclose in writing each transaction with any Affiliate involving an amount in excess of $250,000 (other than the sale and service of boats at cost to officers, directors or employees) to Administrative Agent promptly after entering into such transaction.

6.13.      Conduct of Business; Foreign Subsidiaries .  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in (i) any business other than (A) lines of business engaged in by other Credit Parties and the businesses engaged in by such Credit Party on the Closing Date, and lines of business reasonably related or incidental thereto, and (B) such other lines of business as may be consented to by Administrative Agent and Requisite Lenders, or (ii) any business or activities that conflict with Section 4.25(a).  No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries to, form, create, incorporate, or acquire any Foreign Subsidiary. For avoidance of doubt, a change in boat lines carried by a Credit Party shall not constitute a violation of this provision, nor shall adding or eliminating used boat sales or maintenance services by any Credit Party constitute a violation of this provision.

6.14.       Permitted Activities of PubCo Holdings Group and Holdings.

(a)          Except for the Specified IPO Transactions occurring on the Closing Date and the transactions described on part (a) of Schedule 6.14, Holdings shall not: (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents, the Approved Subordinated Debt Documents, the Tax Receivable Agreement and the Approved Floorplan Financing; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (iii) engage in any business or activity or own any assets other than (A) directly or indirectly holding 100% of the Capital Stock of OWAO and any Subsidiary created or acquired in connection with a Permitted Acquisition; (B) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Approved Subordinated Debt Documents; (C) making Restricted Junior Payments (including Permitted Tax Distributions, Permitted TRA Payments and Permitted Exchanges) and Investments (including Permitted Acquisitions) to the extent permitted by this Agreement; and (D) maintaining its existence and books and records, complying with applicable laws (including in connection with the payment of taxes, securities laws and rules and regulations of any applicable securities exchange) and other general administrative matters related to the foregoing; (iv) consolidate with or merge with or into, or convey or Dispose all or substantially all its assets to, any Person except contributions or transfers to its Wholly-Owned Guarantor Subsidiaries in connection with a Permitted Acquisition; (v) Dispose of any Capital Stock of any of its Subsidiaries (except as permitted by Section 6.9); (vi) create or acquire any direct Subsidiary or make or own any Investment in any Person other than OWAO except in connection with a Permitted Acquisition; provided that such Subsidiary created or acquired in connection with such Permitted Acquisition shall have no material assets, liabilities, or obligations other than (x) Capital Stock in Holdings and (y) any liabilities in respect of intercompany Indebtedness to any other Credit Party to the extent permitted hereunder; or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; and

(b)         Except for the Specified IPO Transactions occurring on the Closing Date and the transactions described on part (b) of Schedule 6.14, each member of the PubCo Holdings Group shall not: (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents, the Approved Subordinated Debt Documents, the Tax Receivable Agreement and the Approved Floorplan Financing; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (iii) engage in any business or activity or own any assets other than (A) directly or indirectly holding Capital Stock of Holdings and any Subsidiary created or acquired in connection with a Permitted Acquisition; (B) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Approved Subordinated Debt Documents; (C) making Restricted Junior Payments (including Permitted Tax Distributions, Permitted TRA Payments and Permitted Exchanges) and Investments (including Permitted Acquisitions) to the extent permitted by this Agreement; and (D) maintaining its existence and books and records, complying with applicable laws (including in connection with the payment of taxes, securities laws and rules and regulations of any applicable securities exchange) and other general administrative matters related to the foregoing; (iv) consolidate with or merge with or into, or convey or Dispose all or substantially all its assets to, any Person except for (x) contributions or transfers to a Wholly-Owned Guarantor Subsidiary of Holdings (and interim contributions or transfers to Holdings) in connection with a Permitted Acquisition or (y) mergers involving a member of the PubCo Holdings Group consummated in connection with a Permitted Acquisition; (v) Dispose of any Capital Stock of any of its Subsidiaries (except as permitted by Section 6.9); (vi) create or acquire any direct Subsidiary or make or own any Investment in any Person other than Holdings except in connection with a Permitted Acquisition; provided that such Subsidiary created or acquired in connection with such Permitted Acquisition shall have no material assets, liabilities, or obligations other than (x) Capital Stock in Holdings and (y) any liabilities in respect of intercompany Indebtedness to any other Credit Party to the extent permitted hereunder; or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15.      Amendments or Waivers with Respect to Floorplan Financings.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Approved Floorplan Financing or the TCF Agreement in any manner that would: (a) increase the outstanding principal amount thereof if the aggregate outstanding principal for all Approved Floorplan Financings or for all Indebtedness under the TCF Agreement, after giving effect to such increase, would exceed the respective amounts permitted under Section 6.1(l) and Section 6.1(m), (b) increase the amount or shorten the timing of curtailments thereunder, (c) increase the rate of interest thereunder (except for default interest following any default or event of default thereunder), (d) result in a Default or Event of Default under any Credit Document, or (e) modify any covenants, defaults or events of default thereunder to make them materially more restrictive on the Companies or any other Credit Party.

6.16.      Amendments or Waivers with Respect to Certain Indebtedness.  Except for the Specified IPO Transactions occurring on the Closing Date and otherwise to the extent expressly permitted under the terms of the corresponding Subordination Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness (including any Approved Subordinated Debt), Earn Out Obligations, or the Seller Financing Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders thereof (or a trustee or other representative on their behalf) that would be adverse to any Credit Party or the Lenders.

6.17.      Fiscal Year; Accounting Policies.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year‑end from September 30 or, except with Administrative Agent’s consent, make any change in its accounting policies that is not required under GAAP.

6.18.     Amendments to Organizational Agreements and Material Contracts.  No Credit Party shall (a) amend or permit any amendments to any Credit Party’s Organizational Documents if such amendment would be adverse to Administrative Agent or Lenders; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination or waiver would be adverse to Administrative Agent or the Lenders; provided that any Material Contract described in clause (iii) of the definition thereof may be terminated if it is promptly replaced with a similar contract or arrangement reasonably determined by the Companies to be as beneficial to Holdings and its Subsidiaries as such terminated Material Contract.

6.19.      Prepayments of Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Credit Party or any of its Subsidiaries prior to its scheduled maturity, other than (a) the Approved Floorplan Financing, Indebtedness under the TCF Agreement and the Obligations, and (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9.

6.20.      Certain Consumer Matters.  Without limiting the representations, warranties, covenants and agreements set forth herein or in the other Credit Documents, PubCo and its Subsidiaries covenant and agree not to (and to cause their Subsidiaries not to):

(a)          broker, solicit, arrange, or make any loans or other financing transactions for the purchaser of consumer goods and related products and services, including entering into installment sales agreements or other similar arrangements with such purchasers until such time that Credit Parties have obtained the consent of Administrative Agent in writing;

(b)         advertise, publish, solicit or otherwise engage potential consumers, except in a manner in compliance in all material respects with all applicable laws and best industry practice (including, if applicable, any such advertising relating to assisting consumers with obtaining financing on the best or most favorable terms available); or

(c)          engage in any other business practice that fails to comply in all material respects with all applicable laws or best industry practice.

6.21.      Use of Proceeds.  No Credit Party shall use the proceeds of any Multi-Draw Term Loans, Revolving Loans or New Multi-Draw Term Loans except as set forth in Section 2.4.

SECTION 7.	GUARANTY

7.1.       Guaranty of the Obligations.  Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of Beneficiaries the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2.        Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.        Payment by Guarantors .  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for any Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.        Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Company and any Beneficiary with respect to the existence of such Event of Default;

(c)         the obligations of each Guarantor hereunder are independent of the obligations of the Companies and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Companies, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Company or any of such other guarantors and whether or not any Company is joined in any such action or actions;

(d)         payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)         any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)          this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or Knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of PubCo or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set‑offs or counterclaims that any Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.        Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Company or any other Guarantor from any cause other than Payment in Full of all Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set‑offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

7.6.       Guarantors’ Rights of Subrogation, Contribution, etc .  Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Credit Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Credit Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Credit Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for Administrative Agent for the benefit of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.       Subordination of Other Obligations.  Any Indebtedness of the Companies or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any Distribution collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent for the benefit of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.  For purposes of this Section 7.7, “Distribution” means, with respect to any Indebtedness subordinated pursuant to this Section 7.7, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such Indebtedness, (b) any redemption of or purchase or other acquisition of such Indebtedness from the Obligee Guarantor by any other Person, and (c) the granting of any lien or security interest to or for the benefit of the Obligee Guarantor or any other Person in or upon any property of any Person to secure such Indebtedness.  In the event any provision of this Section 7.7 is inconsistent with the subordination terms set forth in the Intercompany Note and Subordination, the terms of the Intercompany Note and Subordination shall govern and control.

7.8.       Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.         Authority of Guarantors or the Companies.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Company or the officers, Directors or any agents acting or purporting to act on behalf of any of them.

7.10.      Financial Condition of the Companies.  Any Credit Extension may be made to the Companies or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Company at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Company.  Each Guarantor has adequate means to obtain information from the Companies on a continuing basis concerning the financial condition of the Companies and their ability to perform their obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Companies and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Companies now known or hereafter known by any Beneficiary.

7.11.       Bankruptcy, etc.

(a)         So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Company or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Company or any other Guarantor or by any defense that any Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)        Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve any Credit Party of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)          In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.      Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (provided that Administrative Agent and Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of the Company Representative certifying that such transaction is permitted pursuant to the Credit Documents, execute and deliver any documentation reasonably requested by the Company Representative in writing to further evidence or reflect any such release, all at the expense of the Companies).

7.13.      Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations shall have been Paid in Full.  Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

SECTION 8.	EVENTS OF DEFAULT

8.1.        Events of Default.  If any one or more of the following conditions or events shall occur:

(a)         Failure to Make Payments When Due.  Failure by any Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on any Loan or any fee or any other amount due hereunder and, in the case of this clause (iii) only, such failure shall continue unremedied for a period of three Business Days; or

(b)         Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a) and accounts payable incurred in the ordinary course of business that are not more than 60 days past due) in an individual principal amount of $250,000 or more or with an aggregate principal amount of $1,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) any event of default occurs and is continuing under the TCF Agreement or any Approved Floorplan Financing Documents; or (iv) breach or default by any Credit Party in the performance or observance of any material obligation or condition under any Material Contract beyond any applicable cure period; or

(c)         Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14, Section 5.15, or Section 6; or

(d)        Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made; provided that such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; or

(e)          Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1 or consisting of a condition or status that is expressly required to exist or be satisfied at a specific time, and such term has not been fully and permanently performed or complied with within thirty days after the earlier of (i) an officer of such Credit Party obtaining Knowledge of such default, or (ii) receipt by the Company Representative of written notice from Administrative Agent or any Lender of such default; or

(f)          Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of its Subsidiaries under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)          Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Any Credit Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Credit Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)          Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of its Subsidiaries, or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)          Dissolution.  Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)          Employee Benefit Plans.  (i) There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)          Change of Control.  A Change of Control shall occur; or

(l)          Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material part of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Collateral Documents; or

(m)        Subordinated Indebtedness.  Any series, class or type of Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the corresponding Subordination Agreement or the subordination terms of such Subordinated Indebtedness, if applicable, or as a result of any structural change thereto, or any Credit Party, or the holders of 25% or more of such series, class or type of such Subordinated Indebtedness shall so assert.

(n)          Sales of Material Brands.  (i) Any Credit Party ceases to sell any Material Brand in any of the markets where such Material Brand is permitted to be sold by such Credit Party as of the Closing Date (whether due to a termination, cancellation, non-renewal, breach or default under the contract therefor or any other event); or (ii) any dealership of the Credit Parties ceasing to sell any boat brand that represents greater than 30% of such dealership’s revenue as of the Closing Date (or as of the subsequent date on which such dealership is acquired by the Credit Parties).

THEN, (A) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Company Representative by Administrative Agent, (1) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (x) the unpaid principal amount of and accrued interest on the Loans, and (y) all other Obligations; and (3) Administrative Agent shall cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.	AGENTS

9.1.        Appointment of Agents.  GSSLG is hereby appointed Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSSLG, in such capacity, to act as Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  Except as provided in Sections 9.7 and 9.8, the provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for PubCo or any of its Subsidiaries.  Each of Agent (other than Administrative Agent and Collateral Agent), without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, neither GSSLG, in its capacity as Syndication Agent, nor GSSLG, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.  Each Agent (other than Administrative Agent and Collateral Agent), may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and the Company Representative.  It is understood and agreed that the use of the term “agent” herein or, in any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2.       Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations hereunder and/or are permitted to be secured by Liens on all or a portion of the Collateral, each Lender authorizes Administrative Agent and Collateral Agent, as applicable, to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Administrative Agent and Collateral Agent, in their respective sole discretion, as applicable. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3.         General Immunity.

(a)        No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of PubCo or any of its Subsidiaries or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)          Exculpatory Provisions.  No Agent nor any of its officers, partners, Directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent (i) under or in connection with any of the Credit Documents, or (ii) with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), in each case except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Companies or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or, any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, may be in violation of the automatic stay under any Debtor Relief Law, or may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for PubCo and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or, any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)          Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or, under any other Credit Document  by or through any one or more sub-agents appointed by such Agent.  Such appointing Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of any Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(d)          Notice of Default or Event of Default.  No Agent shall be deemed to have Knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Credit Party or a Lender.  In the event that Administrative Agent shall receive such a notice, Administrative Agent will endeavor to give notice thereof to the Lenders; provided, that failure to give such notice shall not result in any liability on the part of Administrative Agent.

9.4.        Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with PubCo or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Companies for services in connection herewith and otherwise without having to account for the same to Lenders.  The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Credit Party or any Affiliate of any Credit Party (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

9.5.         Lenders’ Representations, Warranties and Acknowledgment.

(a)          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of PubCo and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of PubCo and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)        Each Lender, by delivering its signature page to this Agreement or, an Assignment Agreement or a Joinder Agreement and funding its Multi-Draw Term Loan, Revolving Loans and/or the New Multi-Draw Term Loans on the Closing Date or other applicable Credit Date, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of such other applicable Credit Date.

(c)          Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls (A) any trade obligations or Indebtedness of any Credit Party or any of their respective Subsidiaries or Affiliates (other than the Obligations and obligations owing in respect of the Tax Receivable Agreement to Tax Receivable Holders) or (B) any Capital Stock of any Credit Party or any of their respective Subsidiaries or Affiliates (other than certain New Holdings Common Units and any Capital Stock received from PubCo in connection therewith) and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase (A) any trade obligations or Indebtedness of any Credit Party described in clause (c)(i)(A) above or (B) Capital Stock described in clause (c)(i)(B) above (other than as contemplated by the terms of the New Holdings Common Units), in each case without the prior written consent of Administrative Agent.

(d)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and the Lead Arranger and their respective Affiliates that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and, this Agreement, and the conditions for exemptive relief thereunder have been satisfied in connection therewith;

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14),(B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and, this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and, this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best Knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans,  the Commitments and, this Agreement; or

(iv)         such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(e)         In addition, unless the immediately preceding clause (d)(i) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in the immediately preceding clause (d)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the Lead Arranger and their respective Affiliates that none of the Agents, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

9.6.        Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.        Successor Administrative Agent and Collateral Agent.

(a)         Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and the Company Representative.  Administrative Agent shall have the right to appoint a financial institution to act as successor Administrative Agent hereunder in such notice, subject to the reasonable satisfaction of the Company Representative and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Company Representative and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the resigning Administrative Agent, then the Requisite Lenders shall have the right, upon five Business Days’ notice to the Company Representative, to appoint a successor Administrative Agent and Collateral Agent.  If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent automatically upon the effectiveness of such resignation; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent and the resigning Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such resigning Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation of GSSLG or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of GSSLG or its successor as Collateral Agent.  After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, automatically upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)          In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of the Company Representative and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Company Representative and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Collateral Agent has not already been appointed by the resigning Administrative Agent, then Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent for the benefit of the Lenders under any of the Credit Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.   Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any resigning or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)          Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GSSLG without the prior written consent of, or prior written notice to, the Companies or the Lenders; provided, that the Company Representative and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to the Company Representative and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8.         Collateral Documents and Guaranty.

(a)          Agents under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided, that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure, or any other obligation whatsoever to any holder of Obligations.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.  Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8.  Upon the reasonable request of the Company Representative, Administrative Agent and/or Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of the Company Representative certifying that such transaction is permitted pursuant to the Credit Documents, execute and deliver any such release documentation reasonably requested by the Company Representative in connection with such permitted releases as described above, all at the expense of the Companies.

(b)         Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Companies, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of Secured Parties in accordance with the terms hereof and, thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)         Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or, any other Credit Document, when all Obligations have been Paid in Full, upon request of the Company Representative, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Companies or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Companies or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)          No Duty.  Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(e)          Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a Secured Party with possession or control has priority over the security interest of another Secured Party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.9.       Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without duplication of the provisions of Section 2.18(g), if the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10.      Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether Administrative Agent shall have made any demand on the Companies) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.9, 10.2 and 10.3 allowed in such judicial proceeding); and

(c)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.9, 10.2 and 10.3.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.9, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing contained in this Section 9.10 shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.	MISCELLANEOUS

10.1.      Notices.

(a)          Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent, shall be sent to such Person’s mailing address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the mailing address as indicated on Appendix B or otherwise indicated to Administrative Agent and the Company Representative in writing.  Each notice hereunder shall be in writing and may be personally served or sent by facsimile (excluding any notices to any Agent in its capacity as such) or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to any Agent in its capacity as such shall be effective until received by such Agent; provided, further, any such notice or other communication shall, at the request of an Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by such Agent from time to time.

(b)          Electronic Communications.

(i)         Notices and other communications to any Agent, Lenders and any Credit Party hereunder may be delivered or furnished by other electronic communication (including e mail and Internet or intranet websites, including Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Administrative Agent in its sole discretion, provided that, notwithstanding the foregoing, in no event will notices by electronic communication be effective to any Agent, any Lender pursuant to Section 2 if any such Person has notified Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication.  Any Agent may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  In the case of any notices by electronic communication permitted in accordance with this Agreement, unless Administrative Agent otherwise prescribes, (A) any notices and other communications permitted to be sent to an e-mail address shall be delivered during normal business hours and deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, but excluding any automatic reply to such e-mail), except that, if such notice or other communication is not sent prior to noon, local time at the location of the recipient, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, at the earliest, and (B) notices or communications permitted to be posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.

(ii)         Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)       The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, Directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.  In no event shall the Agent Affiliates have any liability to any of the Credit Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or Administrative Agent’s transmission of communications through the Platform.  Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv)        Each Credit Party, each Lender, and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)         All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.  All information available on the Platform shall remain subject to Section 10.17.

(vi)        Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)          Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2.      Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to pay promptly (a) all Administrative Agent’s actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents, and any consents, amendments, waivers or other modifications thereto; (b) all the Agents’ costs of furnishing all opinions by counsel for the Companies and the other Credit Parties; (c) all the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents, and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company Representative; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining, and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) any Agent’s actual costs and reasonable fees, expenses, and disbursements of any auditors, accountants, consultants or appraisers’ (limited to reimbursement for a single audit, field exam, and appraisal conducted at Administrative Agent’s option so long as no Event of Default is continuing and any additional appraisals required under applicable law); (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents, and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all actual out-of-pocket (documented in summary form) costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent, and Lenders in enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Credit Party hereunder or, under the other Credit Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any actual or prospective refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, including the engagement of a restructuring advisor or consultant satisfactory to Administrative Agent in its sole discretion in consultation with Company Representative.

10.3.      Indemnity and Related Reimbursement.

(a)          In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees that on demand it will reimburse such Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b)        In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee, from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee under this Section 10.3(b) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise directly from the gross negligence, material breach or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.  This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, etc. arising from any non-Tax claim.

(c)          To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d)         Each Credit Party also agrees that no Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, material breach or willful misconduct of such Lender or Agent in performing its funding obligations under this Agreement; provided, however, that in no event will any such Lender, or Agent have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, or Agent’s, or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith.   No other party hereto shall be liable for the obligations of any Defaulting Lender in failing to make any Loans or other extension of credit hereunder.

10.4.      Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, and their respective Affiliates are each hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed and such consent not to be required upon an Event of Default under Sections 8.1(f) or (g)), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the Obligations of any Credit Party to such Lender, the participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set off) that such Lender or their respective Affiliates may otherwise have.

10.5.      Amendments and Waivers.

(a)          Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (excluding the Fee Letter), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders; provided that Administrative Agent may, with the consent of the Company Representative (and without any requirement for consent from any other Person), amend, modify, or supplement this Agreement or any other Credit Document to cure any obvious typographical error, incorrect cross-reference, defect in form, inconsistency, omission or ambiguity (in each case, as concluded by Administrative Agent in its sole discretion), so long as Lenders have received at least five Business Days’ prior written notice thereof and Administrative Agent has not received, within five Business Days after delivery of such notice, a written notice from Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b)          Affected Lenders’ Consent.  Subject to Section 10.5(d), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i)          extend the scheduled final maturity of any Loan or any promissory note issued pursuant to Section 2.5;

(ii)         waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)       reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee or premium payable under this Agreement; provided, that (A) only the consent of the Requisite Lenders shall be necessary to amend the Default Rate in Section 2.8, to waive any prospective obligation of the Companies to pay interest at the Default Rate, or to restore any right of the Companies to convert or continue Loans as LIBO Rate Loans that was revoked at the direction of Requisite Lenders or automatically pursuant to any provision of this Agreement, and (B) only the consent of Administrative Agent shall be necessary to revoke any election by Administrative Agent to impose interest at the Default Rate or to revoke any right of the Companies to convert or continue Loans as LIBO Rate Loans;

(iv)         waive or extend the time for payment of any such interest, fees, or premiums;

(v)          reduce or forgive the principal amount of any Loan;

(vi)        amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(d) or any other provision of this Agreement that expressly provides that the consent of all Lenders or any specific Lenders is required;

(vii)       amend the definition of “Requisite Lenders”, “Pro Rata Share” or “Voting Power Determinants”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Requisite Lenders”, “Pro Rata Share” or “Voting Power Determinants” on substantially the same basis as the Multi-Draw Term Loan Commitments, the Multi-Draw Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii)     release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except (A) as expressly provided in the Credit Documents on the Closing Date, (B) in connection with a “credit bid” undertaken by Collateral Agent with the consent or at the direction of Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other provision of the Bankruptcy Code or any other Debtor Relief Law, or (C) in connection with any other sale or disposition of assets in connection with an enforcement action with respect to the Collateral that is permitted pursuant to the Credit Documents and consented to or directed by Requisite Lenders; or

(ix)        consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, except as expressly provided in any Credit Document.

(c)          Other Consents.  Subject to Section 10.5(d), no amendment, modification, termination or waiver of any provision of the Credit Documents (excluding the Fee Letter), or consent to any departure by any Credit Party therefrom, shall:

(i)          increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)         amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each directly and adversely affected Class; provided, with the consent of Administrative Agent and Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Multi-Draw Term Loan Commitments, the Multi-Draw Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii)        amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension consisting of a Revolving Loan or a Multi-Draw Term Loan without the consent of Requisite Class Lenders of such Class of Loans;

(iv)        alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class that is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered;

(v)         amend, modify, or waive any provision of this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents, “Obligations”, or “Secured Obligations” (as such term or any similar term is defined in any relevant Collateral Document) in each case in a manner adverse to any Lender with Obligations then outstanding without the written consent of any such Lender; or

(vi)        amend, modify, terminate or waive any provision of Section 9 as the same directly or indirectly applies to any Agent, or any other provision hereof as the same directly or indirectly applies to the rights or obligations of any Agent, in each case in any manner adverse to such Agent without the consent of such Agent.

(d)          Defaulting Lender Consent.  Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, termination, waiver or consent hereunder (and any amendment, modification, termination, waiver or consent) that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, termination, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(e)          Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender, each Credit Party, and each future Credit Party.

(f)          Lender Consent Not Required.  Notwithstanding anything to the contrary in this Section 10.5, any amendment, modification, termination, consent or waiver of any provision of the Fee Letter, or any consent to any departure by any Credit Party therefrom, in each case, shall not require the consent of any Person that is not a party thereto.

(g)          Compensation for Amendments.  Notwithstanding anything to the contrary in any Credit Document, unless otherwise agreed to by Administrative Agent in its sole discretion no Credit Party may, nor may it permit any of its Subsidiaries to, directly or indirectly (including by being complicit in or otherwise facilitating any such action by any of their respective Affiliates, Management Investors, or Subsidiaries or any direct or indirect holders or beneficial owners of any such Person’s Capital Stock) pay or otherwise transfer any consideration, whether by way of interest, fee, or otherwise, to or for the benefit of any current or prospective Lender or any of its Affiliates (other than any customary fees paid to Administrative Agent or any of its Affiliates as consideration for arranging, structuring, or providing other services in connection therewith and customary upfront fees to be received by any new lender providing new loans or new commitments) for or as an inducement to any action or inaction by such Lender or any of its Affiliates, including any consent, waiver, approval, disapproval, or withholding of any of the foregoing in connection with any required or requested approval, amendment, waiver, consent, or other modification of or under any Credit Document or any provision thereof unless such consideration is first offered to all then existing Lenders in accordance with their respective Pro Rata Shares and is paid to any such Lenders that act in accordance with such offer.

(h)        Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue, or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by the Company Representative, Administrative Agent and such Lender.

10.6.      Successors and Assigns; Participations.

(a)          Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, Indemnitee Agent Parties, Affiliates of each of the Agents and Lenders, and any other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Register.  The Companies, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following Administrative Agent’s acceptance of a fully executed an Assignment Agreement, together with the forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(e).  Each assignment shall be recorded in the Register promptly following acceptance by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Company Representative and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  It is intended that the Register be maintained such that the Loans are in “registered form” for the purposes of the Internal Revenue Code.

(c)         Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignment shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)           to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term “Eligible Assignee” upon the giving of notice to Administrative Agent; and

(ii)        to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent (not to be unreasonably withheld, delayed, or conditioned); provided, each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by the Company Representative and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount (x) as may be agreed to by the Company Representative and Administrative Agent, (y) as shall constitute the aggregate amount of the Multi-Draw Term Loans or Multi-Draw Term Loan Commitments of a particular Class of the assigning Lender or (z) as is assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Multi-Draw Term Loans.

(d)          Mechanics.

(i)          Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.18(c), together with payment by the applicable assigning Lender to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman or any Affiliate thereof or (z) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii)         In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company Representative and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)        Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Company Representative and shall maintain a copy of such Assignment Agreement.

(f)         Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and/or Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date  that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); (iv) it will not provide any information obtained by it in its capacity as a Lender to any Credit Party or any of its Affiliates; and (v) neither such Lender nor any of its Affiliates owns or controls any trade obligations or Indebtedness of any Credit Party (other than the Obligations and obligations owing to Tax Receivable Holders in respect of the Tax Receivable Agreement) or any Capital Stock of any Credit Party (other than the New Holdings Common Units and any Capital Stock received from PubCo in connection therewith).

(g)         Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any remaining Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any promissory note pursuant to Section 2.5 the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable promissory notes to Administrative Agent for cancellation, and thereupon the Companies shall issue and deliver new promissory notes in accordance with Section 2.5 if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new or remaining Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)          Participations.

(i)         Each Lender shall have the right at any time to sell one or more participations to any Person (other than PubCo, any of its Subsidiaries or any of its Affiliates or any Natural Person) in all or any part of its Commitments, Loans or in any other Obligation.  Each Lender that sells a participation pursuant to this Section 10.6(h) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Companies, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to any Loan or Commitment (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to any Loan or Commitment for all purposes under this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)        Unless otherwise agreed to by Administrative Agent, the holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, any promissory note evidencing a Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)        The Companies agree that each participant shall be entitled to the benefits of Sections 2.16(d), 2.17, and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section, and each participant agrees to be subject to the provisions of Section 2.19 and Section 2.21 as if it were a Lender and acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Sections 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with the Company Representative’s prior written consent (not to be unreasonably withheld, delayed, or conditioned), and (y) a participant shall not be entitled to the benefits of Section 2.18 unless such participant agrees, for the benefit of the Companies, to comply with Section 2.18 as though it were a Lender; (it being understood that any documentation required under Section 2.18(c) and (d) shall be delivered to the participating Lender).  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though such participant were a Lender, provided such participant agrees to be subject to Section 2.15 as though it were a Lender.

(i)         Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its promissory notes issued pursuant to Section 2.6, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Companies and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7.      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.      Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.16(d), 2.17, 2.18, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.15, 9.3(b) and 9.6 shall survive the Payment in Full of the Obligations.

10.9.      No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.    Marshalling; Payments Set Aside .  None of any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, for the benefit of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.    Severability .  In case any provision in or obligation hereunder or under any Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction).  The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

10.12.    Obligations Several; Actions in Concert.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any promissory note issued pursuant to Section 2.5 or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement or any other Credit Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.13.    Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.    APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15.    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE  CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT AGENTS, AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16.    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.     Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding PubCo and its Subsidiaries and their businesses identified as such by PubCo or the Company Representative and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s or such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, Administrative Agent may disclose any such information to the Lenders and other Agents, and any Agent or Lender may make (i) disclosures of such information to Affiliates of such Lender or such Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant  in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Party and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other substantially similar confidentiality restrictions), (iii) disclosure on a confidential basis to any rating agency when required by it, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Company Representative promptly thereof to the extent not prohibited by law), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority (including the NAIC) purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosure to any Lenders’ financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the information, (ix) disclosure to rating agencies and (x) disclosures with the consent of the relevant Credit Party. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and all of their respective Directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.  Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”).  No Lender or Credit Party shall (a) issue any Trade Announcement, (b) use or reference in advertising, publicity, or otherwise the name of Goldman, any Lender or any of their respective Affiliates, partners, or employees, or (c) represent that any product or any service provided has been approved or endorsed by Goldman, any Lender, or any of their respective Affiliates, except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.

10.18.    Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Obligations hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Companies shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Companies to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Companies. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19.    Effectiveness; Counterparts.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company Representative and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20.    Entire Agreement.  This Agreement, together with the other Credit Documents (including any such other Credit Document entered into prior to the date hereof), reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.

10.21.    Intercreditor Agreement.  The Liens granted to Collateral Agent on behalf of the Secured Parties pursuant to any Credit Document and the exercise of any right or remedy by Collateral Agent or the Secured Parties thereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to such Liens, the terms of the Intercreditor Agreement shall govern.

10.22.    PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.23.    Electronic Execution of Assignments and Credit Documents .  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or any other Credit Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Administrative Agent or Collateral Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Credit Document.

10.24.    No Fiduciary Duty.  Each Agent, Lender, and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their equity holders and/or their affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equity holders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.25.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.26.   Amendment and Restatement.  It is the intention of the Credit Parties, Administrative Agent, and the Lenders, and such parties hereby agree, from and after the Closing Date, that (a) this Agreement amends, restates, supersedes and replaces the Prior Credit Agreement in its entirety; provided that each of the “Loans” (as such term is defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement on the Closing Date shall, for purposes of this Agreement, be included as Loans hereunder, (b) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Prior Credit Agreement as provided herein, but shall not act as a novation thereof or a novation of any loans or other obligations outstanding thereunder, all of which loans and other obligations shall be deemed to be loans and obligations outstanding under the corresponding facilities described in this Agreement without any further action by any Person, except that Administrative Agent may make such transfers of funds as are necessary in order that the outstanding balance of such loans, together with any Loans funded on the Closing Date, reflect the respective Loans of the Lenders hereunder, and (c) the Liens securing the any outstanding obligations or loans under the Prior Credit Agreement shall not be extinguished, but are hereby ratified, affirmed and confirmed and shall be carried forward and shall secure the Obligations as renewed, amended, restated, and modified hereby and by any Credit Documents delivered pursuant hereto.  Unless specifically amended or restated hereby or by any other Credit Document, each of the “Credit Documents” under and as defined in the Prior Credit Agreement and the Exhibits and the Schedules thereto shall continue in full force and effect and, from and after the Closing Date, and any and all references to the Prior Credit Agreement contained therein shall be deemed to refer to this Agreement.  Each Lender hereunder that is a Lender under the Prior Credit Agreement and the Credit Parties hereby consent to the amendments to, and amendments and restatements of, the “Credit Documents” under and as defined in the Prior Credit Agreement in the form of the Credit Documents, as applicable.

10.27.    Exiting Lender Consents.  Subject to the receipt of funds necessary to pay in full all principal, interest, fees and other charges owed under the Prior Credit Agreement to OWM BIP Investor, LLC (the “Exiting Lender”), the Exiting Lender hereby consents to this Agreement as required under Section 10.5 of the Prior Credit Agreement.  Each of the parties hereto hereby agrees and confirms that after receipt by the Exiting Lender of funds necessary to pay in full all principal, interest, fees and other charges owed to it under the Prior Credit Agreement and giving effect to Section 2.1 and Section 2.2 of this Agreement, the Exiting Lender shall cease to have a Commitment hereunder, its commitments to lend and all of its obligations under the Prior Credit Agreement shall be terminated and the Exiting Lender shall cease to be a Lender for all purposes under the Credit Documents.

10.28.    Acknowledgment Regarding Any Supported QFCs.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a covered entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support to the receipt of funds necessary to pay in full all principal, interest, fees and other charges owed under.

 [Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANIES:

SINGLETON ASSETS & OPERATIONS, LLC
LEGENDARY ASSETS & OPERATIONS, LLC
SOUTH FLORIDA ASSETS & OPERATIONS, LLC
BOSUN’S ASSETS & OPERATIONS, LLC
SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC
MIDWEST ASSETS & OPERATIONS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

ONEWATER ASSETS & OPERATIONS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	CEO

HOLDINGS:

ONE WATER MARINE HOLDINGS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	CEO

PUBCO:

ONEWATER MARINE INC.

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	CEO

[Signature Page to Amended and Restated Credit and Guaranty Agreement – OneWater]

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent, Collateral Agent and a Lender

By:	/s/ David D. Miller
Name:	David D. Miller
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit and Guaranty Agreement – OneWater]

The Exiting Lender is executing this Agreement as of the date and year first written above for the sole purpose of Section 10.27 hereof.

OWM BIP INVESTOR, LLC, the Exiting Lender

By:	/s/ John Troiano
Name:	John Troiano
Title:	Manager

[Signature Page to Amended and Restated Credit and Guaranty Agreement – OneWater]

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Group, L.P.	$10,000,000.00	100%
Total	$10,000,000.00	100%

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Multi-Draw Term Loan Commitments as of the Closing Date

Lender	Total Multi-Draw Term Loan Commitments	Pro Rata Share
Goldman Sachs Specialty Lending Group, L.P.	$100,000,000.00	100%
Total	$100,000,000.00	100%

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ONE WATER ASSETS & OPERATIONS, LLC
SINGLETON ASSETS & OPERATIONS, LLC
LEGENDARY ASSETS & OPERATIONS, LLC
SOUTH FLORIDA ASSETS & OPERATIONS, LLC
ONE WATER MARINE HOLDINGS, LLC
MIDWEST ASSETS & OPERATIONS, LLC
SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC
BOSUN’S ASSETS & OPERATIONS, LLC
ONE WATER MARINE INC.

6275 Lanier Islands Parkway
Buford, Georgia 30518
Attention: Philip Austin Singleton, Jr., CEO
Telecopier:

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,

as Administrative Agent, Collateral Agent, and a Lender, to its Principal Office set forth below

Goldman Sachs Specialty Lending Group, L.P.
2001 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attention: One Water Marine Holdings, Account Manager
Email: